Exhibit 10.1

STOCK PURCHASE AGREEMENT

By and Among

GEOKINETICS INC.

a Delaware corporation,

SCF-III, L.P.

a Delaware limited partnership,

AND

JAMES WHITE

an individual resident of Houston, Texas

Dated as of July 29, 2005

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS
Section 1.1	Definitions
Section 1.2	Definitions Appearing Elsewhere in this Agreement
Section 1.3	Accounting Principles and Terms
Section 1.4	Determination of Current Assets and Liabilities

ARTICLE II. PURCHASE AND SALE OF COMPANY SHARES
Section 2.1	Purchase and Sale
Section 2.2	Payment of the Purchase Price
Section 2.3	Adjusted Purchase Price
Section 2.4	Post Closing Adjustment
Section 2.5	Treatment of the Trace Options
Section 2.6	Closing
Section 2.7	Deliveries at the Closing

ARTICLE III. REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION
Section 3.1	Representations and Warranties of the Sellers
Section 3.2	Representations and Warranties of the Buyer

ARTICLE IV. REPRESENTATIONS AND WARRANTIES CONCERNING THE CORPORATIONS
Section 4.1	Corporate Organization; Etc.
Section 4.2	Authorization, Etc.
Section 4.3	No Violation
Section 4.4	Consents
Section 4.5	Accounts Receivable
Section 4.6	Financial Statements
Section 4.7	Inventories
Section 4.8	Real Property
Section 4.9	Absence of Certain Changes
Section 4.10	No Material Change
Section 4.11	Litigation
Section 4.12	Intellectual Property
Section 4.13	Contracts
Section 4.14	Customers and Suppliers
Section 4.15	Employee Benefit Plans
Section 4.16	Compliance with Law
Section 4.17	Taxes
Section 4.18	Insurance
Section 4.19	Environmental Laws and Regulations
Section 4.20	Products and Services
Section 4.21	[Not used]

Section 4.22	Capitalization
Section 4.23	Brokers and Finders
Section 4.24	[Not used]
Section 4.25	Books and Records
Section 4.26	Condition of Facilities
Section 4.27	No Undisclosed Financial Liabilities
Section 4.28	Employees
Section 4.29	Compliance with the Foreign Corrupt Practices Act and Export Control and Antiboycott Laws
Section 4.30	Relationships with Related Persons
Section 4.31	Title to Assets

ARTICLE V. PRE-CLOSING COVENANTS
Section 5.1	General
Section 5.2	Notices and Consents
Section 5.3	Operation of Business
Section 5.4	Notice of Developments
Section 5.5	Exclusivity
Section 5.6	Access and Investigation
Section 5.7	Confidential Information of Corporations and Sellers

ARTICLE VI. POST-CLOSING COVENANTS
Section 6.1	General
Section 6.2	Litigation Support
Section 6.3	Transition
Section 6.4	Confidentiality
Section 6.5	Restrictive Legend
Section 6.6	[Not used]
Section 6.7	Withholding Tax and Clearance Certificates
Section 6.8	Registration Rights
Section 6.9	Transferred Information

ARTICLE VII. CONDITIONS TO OBLIGATIONS TO CLOSE
Section 7.1	Conditions to Obligations of the Buyer
Section 7.2	Conditions to Obligation of the Sellers
Section 7.3	Information Regarding the Satisfaction of Conditions

ARTICLE VIII. REMEDIES FOR BREACHES OF THIS AGREEMENT
Section 8.1	Survival of Representations and Warranties
Section 8.2	Indemnification Provisions for Benefit of the Buyer
Section 8.3	Indemnification Provisions for Benefit of the Sellers
Section 8.4	Limitation of Indemnities
Section 8.5	Indemnification Procedure
Section 8.6	Determination of Adverse Consequences
Section 8.7	Excluded Damages
Section 8.8	Scope of the Representations and Warranties of Sellers

Section 8.9	Exclusive Remedy
Section 8.10	Mitigation of Damages and Minimization of Claims

ARTICLE IX. TERMINATION
Section 9.1	Termination of Agreement
Section 9.2	Effect of Termination

ARTICLE X. MISCELLANEOUS
Section 10.1	Press Releases and Public Announcements
Section 10.2	No Third-Party Beneficiaries
Section 10.3	Entire Agreement
Section 10.4	Succession and Assignment
Section 10.5	Counterparts
Section 10.6	Headings
Section 10.7	Notices
Section 10.8	Governing Law
Section 10.9	Amendments and Waivers
Section 10.10	Severability
Section 10.11	Expenses
Section 10.12	Construction
Section 10.13	Incorporation of Exhibits and Schedules
Section 10.14	Submission to Jurisdiction

EXHIBITS

Exhibit	Title	Section Reference

A	Escrow Agreement	1.1

B	Registration Rights Agreement	6.10

SCHEDULES

Schedule	Title	Section References
2.3	Sample Calculation of the Adjusted Purchase Price	2.3
3.1	Representations and Warranties of Sellers	3.1
3.2	Representations and Warranties of Buyer	3.2
4.1	Corporation Organization	4.1
4.3	No Violation	4.3
4.4	Consents	4.4
4.5	Accounts Receivable	4.5
4.6	Financial Statements	4.6
4.8	Real Property	4.8
4.9	Absence of Certain Changes	4.9
4.10	Material Changes	4.10
4.11	Litigation	4.11, 4.20
4.12(a)	Intellectual Property	4.12(a)
4.12(b)	Intellectual Property Licenses Granted	4.12(b)
4.12(c)	Intellectual Property Licenses Required	4.12(c)
4.12(e)	Intellectual Property Infringement	4.12(e)
4.13(a)	Corporation Contracts	4.13(a), 4.13(c)
4.13(b)	Sellers’ Rights under Corporation Contracts	4.13(b)
4.13(c)	Corporation Contracts Enforceability and Termination	4.13(c)
4.13(d)	Corporation Contracts Compliance	4.13(d)
4.14	Customers and Suppliers	4.14
4.15(a)	Employee Benefit Plans	4.15(a)
4.15(c)	Payment under Employee Plans	4.15(c)
4.15(i)	Worker’s Compensation Coverage	4.15(i)
4.15(j)	Acceleration or Vesting of Employee Compensation	4.15(j)
4.16(a)	Compliance with Law	4.16(a)
4.16(b)	Governmental Authorization	4.16(b), 4.16(c)
4.17	Taxes	4.17
4.18(a)	Insurance	4.18(a)
4.18(b)	Insurance Arrangements	4.18(b)
4.18(c)	Insurance Claims	4.18(c)
4.19	Environmental Laws and Regulations	4.19
4.21	Governmental Authorities	4.21
4.22(a)	Trace Capitalization	3.1(e), 4.22(a)
4.22(b)	Trace Texas Capitalization	4.22(b)
4.26	Condition of Facilities	4.26
4.28(a)	Employee List	4.28(a)
4.28(b)	Retired Employees	4.28(b)
4.28(c)	Terminated Employees	4.28(c)
4.28(f)	Increase in Compensation or Benefits	4.28(f)

4.28(g)	Collective Employee Contracts	4.28(g)
4.28(j)	Employees on Leave	4.28(j)
4.28(k)	Obligations to Former Employees	4.28(k)
4.28(l)	Independent Contractors	4.28(l)
4.29(a)	Payments to Political Parties	4.29(a)
4.29(b)	Payments to Third Parties	4.29(b)
4.29(d)	Antiboycott Prohibitions	4.29(d)
4.30	Relationships with Related Persons	4.30
4.31	Title to Assets	4.31

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (“Agreement”) is entered into on July 29, 2005, by and among Geokinetics Inc., a Delaware corporation (“Buyer”), SCF-III, L.P., a Delaware limited partnership (“SCF”), and James White, an individual resident of Houston, Texas (“White”).  SCF and White are each individually a “Seller,” and collectively the “Sellers.”  The Buyer and the Sellers are referred to collectively herein as the “Parties.”

Background

The Sellers in the aggregate own all of the outstanding common shares of Trace Energy Services Ltd., a corporation organized under the laws of Alberta (“Trace”).

This Agreement contemplates a transaction in which the Buyer will purchase from the Sellers, and the Sellers will sell to the Buyer, all outstanding shares of Trace Common Stock in return for cash and shares of the Common Stock, $.01 par value per share, of Buyer (the “Geokinetics Shares”).

Trace is the sole shareholder of Trace Energy Services, Inc., a Texas corporation (“Trace Texas”), and a minority shareholder of Trace Energy Services (Sahtu) Ltd., a corporation organized under the laws of the Northwest Territories (“Trace Sahtu”), and Delta Trace Ltd., a corporation organized under the laws of the Northwest Territories (“Delta”) and Trace Energy Services (Inuvialuit) Ltd., a corporation organized under the laws of the Northwest Territories (“Trace Inuvialuit”). Trace and Trace Texas are each individually a “Corporation,” and collectively the “Corporations.”

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

ARTICLE I.
DEFINITIONS

Section 1.1                                   Definitions.

Where used in this Agreement, the following words and terms shall have the respective definitions (and such definitions shall be equally applicable to the singular and plural forms, and all grammatical variations, of such terms):

“Accounts Receivable” shall have the meaning given to it by Canadian GAAP.

“Acquiror” has the meaning set forth in Section 8.2 below.

“Acquiror Parties” has the meaning set forth in Section 8.2 below.

“Additional Seismic Equipment” means 3,500 channels of I/O Analog System 4.

“Adjusted Purchase Price” has the meaning set forth in Section 2.3 below.

“Adjusted Purchase Price Notice” has the meaning set forth in Section 2.3 below and as it may be modified pursuant to the procedure specified in Section 2.4.

“Adverse Consequences” means all actions, suits, proceedings, claims, injunctions, judgments, Orders, court ordered damages, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, Taxes, liens, losses, expenses, and reasonable fees, including court costs and attorneys’ fees and expenses, expressly excluding Excluded Damages or any claim for loss of profit or economic loss.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

“Affiliated Group” means any affiliated group within the meaning of Code § 1504 or any similar group defined under a similar provision of state, local or foreign law.

“Agreement” has the meaning set forth in the preface above.

“Breach” means any breach of any representation or warranty or any breach of any covenant or obligation, in or of this Agreement, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach.

“Buyer” has the meaning set forth in the preface above.

“Buyer Consents and Approvals” means all of the consents and approvals required to be obtained by the Buyer in connection with the execution and delivery of this Agreement and the completion of the transactions contemplated hereby.

“Buyer Group” has the meaning set forth in Section 5.6 below.

“Canadian GAAP” has the meaning set forth in Section 1.3 below.

“Cash” means cash and cash equivalents (including marketable securities and short term investments) calculated in accordance with Canadian GAAP, applied on a basis consistent with the preparation of the Financial Statements.

“Closing” has the meaning set forth in Section 2.6 below.

“Closing Date” has the meaning set forth in Section 2.6 below.

“Closing Time” means the time of Closing.

“COBRA” has the meaning set forth in Section 4.15(e) below.

“Code” means the Internal Revenue Code of 1986, as amended.

“Competing Business” has the meaning set forth in Section 4.30 below.

“Contract” means any non-terminated or non-expired legally binding agreement, contract, lease or consensual obligation (made in writing).

“Corporation” and “Corporations” have the respective meanings set forth in the preface above.

“Current Assets” shall have the meaning given to it by Canadian GAAP.

“Current Liabilities”shall have the meaning given to it by Canadian GAAP.

“Debt” means, as to any Person, at a particular time, all items that, in accordance with Canadian GAAP, would be classified as liabilities on a balance sheet of such Person as at such time and that constitute, without duplication, (a) indebtedness for borrowed money or the deferred purchase price of Property (other than credit extended to such Person for the purchase of goods in the Ordinary Course of Business to the extent the same would not otherwise constitute indebtedness), (b) indebtedness evidenced by notes, bonds, debentures, or similar instruments, (c) obligations under leases that, in accordance with Canadian GAAP, are required to be capitalized on a balance sheet, (d) obligations under conditional sales or other title retention agreements, (e) indebtedness arising under letter of credit (both documentary and standby) and acceptance facilities and the face amount of all letters of credit issued for the account of such Person (but exclusive of the letters of credit described on Schedule 4.13(xiv) hereto or the issuance of which are approved in writing, by Buyer after the date of this Agreement) and, without duplication, all drafts drawn thereunder to the extent such Person shall not have reimbursed the issuer in respect of the issuer’s payment of such drafts, (f) all liabilities of the types described in (a)-(d) above secured by any lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (g) any repurchase obligation or liability of such Person or any of its subsidiaries with respect to accounts or notes receivable sold by such Person or any of its subsidiaries, (h) any sale or leaseback transaction that does not create a liability on the consolidated balance sheet of such Person or its subsidiaries and (i) any obligation to a third party (which third-party obligation is not otherwise included within the definition of Debt) to guarantee the obligations of another Person of the types described in (a)-(d) above, to contribute to the payment of such obligations, to provide funds, either by contribution or by purchase of property or services, to enable such other Person to pay such obligations, or to hold harmless the beneficiary of such obligation of another Person against loss.  For purposes hereof, Debt shall not include (a) trade accounts payable to third parties for the purchase of goods or services, which are incurred in the Ordinary Course of Business and are by their terms, payable within 60 days, (b) accrued liabilities and (c) income taxes payable.

“Delta” has the meaning set forth in the preface above.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA § 3(2).

“Employee Plans” has the meaning set forth in Section 4.15(a).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA § 3(1).

“Encumbrance” means any charge, claim, condition, equitable interest, lien, option, Security Interest, pledge, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership, but excluding (a) mechanic’s, materialmen’s, and similar liens, (b) liens or assessments for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business.

“Engagement Letter” means that certain letter agreement between Trace and Goldsmith, Agio, Helms & Lynner, LLC dated October 27, 2004, as amended March 8, 2005.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental, Health and Safety Liabilities” means any cost, damages, expense, liability, obligation or other responsibility arising from or under any Environmental Law or occupational safety and health law, including those consisting of or relating to:

(a)                                  any environmental, health or safety matter or condition (including on-site or off-site contamination, occupational safety and health and regulation of any chemical substance or product);

(b)                                 any fine, penalty, judgment, award, settlement, legal or administrative proceeding, damages, loss, claim, demand or response, remedial or inspection cost or expense arising under any Environmental Law or occupational safety and health law;

(c)                                  a Liability arising under any Environmental Law or occupational safety and health law for cleanup costs or corrective action, including any cleanup, removal, containment or other remediation or response actions (“Cleanup”) required by any Environmental Law or occupational safety and health law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

(d)                                 any other compliance, corrective or remedial measure required under any Environmental Law or occupational safety and health law.

The terms “removal,” “remedial” and “response action” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”) and Canadian environmental laws, regulations, rules, codes or policies.

“Environmental Law” means any Legal Requirement that requires or relates to:

(a)                                  advising appropriate authorities, employees or the public of intended or actual Releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(b)                                 preventing or reducing to acceptable levels the Release of pollutants or hazardous substances or materials into the Environment;

(c)                                  reducing the quantities, preventing the Release or minimizing the hazardous characteristics of wastes that are generated;

(d)                                 assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(e)                                  protecting resources, species or ecological amenities;

(f)                                    reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil or other potentially harmful substances;

(g)                                 cleaning up pollutants that have been Released, preventing the threat of Release or paying the costs of such clean up or prevention; or

(h)                                 making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 4.15(d) below.

“Escrow Agent” means Amegy Bank National Association of Houston, Texas.

“Escrow Agreement” means a document in the form of Exhibit A.

“Escrow Amount” has the meaning set forth in Section 2.2(c).

“Escrowed Assets” has the meaning set forth in Section 8.4(i).

“Exchange Act” means the Securities Act of 1934, as amended.

“Exchange Rate” means for a particular day, the average Bank of Canada Noon Day Rate, expressed in CDN$/US$ or US$/CDN$, as the case may be, for the previous ten days, as set out on the Bank of Canada’s website.

“Excluded Damages” has the meaning set forth in Section 8.7 below.

“Facility” means any real property, leasehold or other interest in real property currently owned or leased by the Corporations, including the Tangible Personal Property used or operated by the Corporations at the respective locations of the real property specified in Schedule 4.8. Notwithstanding the foregoing, for purposes of the definitions of “Hazardous Activity” and “Remedial Action” and Section 4.19, “Facilities” shall mean any real property, leasehold or other interest in real property currently or formerly owned, leased or operated by the Corporations, including the Tangible Personal Property used or operated by the Corporations at the respective locations of the Real Property specified in Schedule 4.8.

“Fiduciary” has the meaning set forth in ERISA § 3(21).

“Financial Statement” has the meaning set forth in Section 4.6 below.

“Geokinetics Shares” has the meaning set forth in the preface above.

“Governing Documents” means with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equity holders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equity holders of any Person; and (g) any amendment or supplement to any of the foregoing.

“Governmental Authorization” means any consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” means any:

(i)                                     nation, state, county, city, town, borough, village, district or other jurisdiction;

(ii)                                  federal, state, provincial, territorial, local, municipal, foreign or other government;

(iii)                               governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental powers); or

(iv)                              body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power.

“Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of

Hazardous Material in, on, under, about or from any of the Facilities or any part thereof into the Environment and any other act, business, operation or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm, to persons or property on or off the Facilities.

“Hazardous Materials” means any substance, material or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “toxic waste” or “toxic substance” under any provision of Environmental Law, which includes petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.

“I/O Option Cost” means the remaining amount to be paid (net of rental credits) to Input/Output Inc. to acquire the Additional Seismic Equipment, at the Closing Time, if any.

“Indemnified Party” has the meaning set forth in Section 8.5(a) below.

“Indemnifying Party” has the meaning set forth in Section 8.5(a) below.

“Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

“Interim Consolidated Balance Sheet” has the meaning set forth in Section 4.6(a) below.

“Inventory” means all inventories of the Corporations, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by the Corporations in the production of finished goods or provision of services.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means:

(1)                                  what an individual is actually aware of; or

(2)                                  what a prudent individual, by reason of his or her occupying the same position in an entity of similar size operating in the oilfield services industry in Canada or the United States, could be expected to discover or otherwise become aware of in the course of discharging his or her duties in a prudent manner, except that in the case of:

(a)                                  SCF, the Knowledge of SCF means what John Geddes is actually aware of or what a prudent individual in the position of Chair of the board of directors of an entity of similar size operating in the oilfield services industry in Canada or the United States could be expected to discover or otherwise become aware of in the course of discharging his or her duties in a prudent manner; and

(b)                                 the Corporations, the Knowledge of the Corporations means what David Smiddy, John Vance and Efty Uswak are actually aware of or what a prudent individual in the position of the Chief Financial Officer, Chief Accounting Officer or General Manager of an entity of similar size operating in the oilfield services industry in Canada or the United States could be expected to discover or otherwise become aware of in the course of discharging his or her duties in a prudent manner.

“Legal Requirement” means any federal, state, provincial, territorial, local, municipal, foreign, international, multinational or other constitution, law, ordinance, code, regulation, statute or treaty.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Minority Subsidiaries” means Trace Sahtu, Delta and Trace Inuvialuit.

“Multiemployer Plan” has the meaning set forth in ERISA § 3(37).

“Non-Resident Seller” has the meaning set forth in Section 6.7(a) below.

“NRV Purchase Price” has the meaning set forth in Section 6.7(b) below.

“Option Agreements” has the meaning set forth in Section 2.5(a).

“Option Costs” shall have the meaning given to it in Section 2.5(a) below.

“Optionholders” means the individuals who have entered into Option Agreements with Trace, as identified in Section 2.5(c).

“Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency) of the entity in question.

“Original Value” has the meaning set forth in Section 2.4(b) below.

“Party” has the meaning set forth in the preface above.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Encumbrance” has the meaning set forth in Section 4.31 below.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“Pre-Closing Tax Period” has the meaning set forth in Section 6.6(a) below.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Purchase Price” has the meaning set forth in Section 2.1 below.

“Recalculated Value” has the meaning set forth in Section 2.4(b) below.

“Related Person” means:

With respect to a particular individual:

(v)                                 each other member of such individual’s Family;

(vi)                              any business entity that is directly or indirectly controlled by any one or more members of such individual’s Family;

(vii)                           any business entity in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and

(viii)                        any business entity with respect to which one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

(ix)                                any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person;

(x)                                   any Person that holds a Material Interest in such specified Person;

(xi)                                each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity);

(xii)                             any Person in which such specified Person holds a Material Interest; and

(xiii)                          any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

For purposes of this definition, (a) ”control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (b) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree and (iv) any other natural person who resides with such individual; and (c) ”Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment or into or out of any property.

“Representative” means, with respect to a particular Person, any director, officer, manager, employee, agent, accountant, financial advisor or legal counsel.

“Retained Employees” means James White, David Smiddy, Efty Uswak, John Vance, Tim Carry, Harold Cuddie, Greg Dearsley, Eddie Gonzales, Michael Lee, Jason Nelson, and Paul Noseworthy.

“SCF” has the meaning set forth in the preface above.

“SCF Proportion” means 262,614 divided by 268,539.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 3.2(f) below.

“Section 116 Certificate” has the meaning set forth in Section 6.7(a) below.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic’s, materialmen’s, and similar liens, (b) liens or assessments for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business.

“Seller” and “Sellers” have the meanings set forth in the preface above.

“Seller Consents and Approvals” means all consents and approvals required to be obtained by each of the Sellers in connection with the execution and delivery of this Agreement and the completion of the transactions contemplated hereby.

“Sellers’ Solicitors” means Bennett Jones LLP and Vinson & Elkins LLP.

“Tangible Personal Property” means all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property of every kind owned or leased by the Corporations (wherever located).

“Tax” means any federal, state, provincial, territorial, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code § 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, goods and services use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto that arises under applicable Legal Requirements.

“Tax Act” has the meaning set forth in Section 6.7(a) below.

“Tax Liability Escrow” has the meaning set forth in Section 8.4(i) below.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Texas Common Stock” has the meaning set forth in Section 4.22(b) below.

“Third Party Claim” has the meaning set forth in Section 8.5(b) below.

“Trace” has the meaning set forth in the preface above.

“Trace Common Stock” means the common shares of Trace.

“Trace Inuvialuit” has the meaning set forth in the preface above.

“Trace Options” means, collective, the options to acquire an aggregate 10,925 shares of Trace Common Stock pursuant to the Option Agreements.

“Trace Share Purchase Price” has the meaning set forth in Section 2.5(b).

“Trace Texas” has the meaning set forth in the preface above.

“Trace Sahtu” has the meaning set forth in the preface above.

“Transaction Costs” means (a) all amounts payable to Trace’s financial advisor pursuant to the Engagement Letter between Trace and Goldsmith, Agio, Helms & Lynner, LLC, (b) the outstanding accounts of its legal counsel and any other advisors for services rendered in connection with the transaction described in this Agreement and (c) all amounts payable to Trace’s independent auditors after the date of this Agreement to satisfy the condition set forth in Section 7.1(o)(i) below.

“Transferred Information” means the personal information (namely, information about an identifiable individual other than their business contact information when used or disclosed for business communications) to be disclosed or conveyed to the Buyer or any of its representatives or agents by or on behalf of the Sellers as a result of or in conjunction with the transactions contemplated herein, and includes all such personal information disclosed to the Buyer prior to the execution of this Agreement.

“US GAAP” has the meaning set forth in Section 1.3 below.

“US Plans” has the meaning set forth in Section 4.15(o) below.

“WARN Act” has the meaning set forth in Section 4.28(d) below.

“White” has the meaning set forth in the preface above.

“White Proportion” means 5,925 divided by 268,539.

“Withheld Amount” has the meaning set forth in Section 6.7(c) below.

Section 1.2                                   Definitions Appearing Elsewhere in this Agreement.

The terms used in this Agreement which are defined in (a) the preface of this Agreement, (b) the recitals of this Agreement and (c) the further Sections of this Agreement shall have the respective definitions therein ascribed to them.

Section 1.3                                   Accounting Principles and Terms.

(a)                                  The reference to “US GAAP” or United States generally accepted accounting principles in this Agreement shall, to the extent not inconsistent with specific definitions herein, be construed in accordance with generally accepted accounting principles in the United States, consistently applied, as such principles are in effect as of the date of this Agreement.

(b)                                 The reference to “Canadian GAAP” or Canadian generally accepted accounting principles in this Agreement, and any other accounting terms not specifically defined herein, shall, to the extent not inconsistent with specific definitions herein, be construed in accordance with generally accepted accounting principles in the Canada, consistently applied, as such principles are in effect as of the date of this Agreement or, if applicable, the Closing Time.

Section 1.4                                   Determination of Current Assets and Liabilities.

For the purposes of the definition of Current Assets and Current Liabilities, all such amounts included in the definition shall be calculated as of the Closing and in accordance with Canadian GAAP (except as specifically otherwise provided in this Agreement). Any amounts included in Current Assets or Current Liabilities that are denominated in US dollars will be converted to Canadian Dollars as of the close of business on the business day immediately preceding the Closing Date in accordance with Canadian GAAP.

ARTICLE II.
PURCHASE AND SALE OF COMPANY SHARES

Section 2.1                                   Purchase and Sale.

Subject to the terms and conditions hereof, at Closing the Sellers covenant and agree to sell, assign and transfer to the Buyer and the Buyer covenants and agrees to purchase from the Sellers all outstanding shares of Trace Common Stock for the Adjusted Purchase Price, the Escrow Amount and 1,000,000 Geokinetics Shares (the “Purchase Price”).  At the Closing, SCF and Trace shall agree to terminate all of the outstanding warrants of Trace.

Section 2.2                                   Payment of the Purchase Price.

The Purchase Price is to be paid by the Buyer at Closing by:

(a)                                  the delivery at Closing to the Escrow Agent (to be held in escrow in accordance with the terms of Section 8.4(i) below and the Escrow Agreement) of validly issued share certificates representing an aggregate one million (1,000,000) shares of Common Stock, $.01 par value per share, of the Buyer (the “Geokinetics Shares”) which shall be registered in such names and amounts: (i) as directed by SCF in respect of the number of Geokinetics Shares equal to the SCF Proportion multiplied by 1,000,000; and (ii) as directed by White in respect of the number of Geokinetics Shares equal to the White Proportion multiplied by 1,000,000, in each case rounded down to the nearest share;

(b)                                 the delivery at Closing, by wire transfers of immediately available funds to the Sellers, of the Adjusted Purchase Price (converted into US$ at the Exchange Rate) which shall be paid: (i) as directed by SCF in an amount equal to the  SCF Proportion multiplied by the Adjusted Purchase Price; and (ii) as directed by White in an amount equal to the White Proportion multiplied by the Adjusted Purchase Price, in each case rounded down to the nearest cent;

(c)                                  the delivery at Closing, by wire transfer to the Escrow Agent, of the amount of CDN$2,000,000 (the “Escrow Amount”), such amount (converted into US$ at the Exchange Rate) to be held in escrow in accordance with the terms of the Escrow Agreement.

Section 2.3                                   Adjusted Purchase Price.

The Adjusted Purchase Price shall be equal to (all amounts determined as at the Closing Time):

(a)                                  CDN$33,000,000;

plus

(b)                                 the Corporations’ Cash;

less

(c)                                  the sum of the following amounts:

(i)                                     the amount by which the Corporations’ Current Liabilities (excluding any portion of Debt, I/O Option Cost, Transaction Costs and Option Costs) exceeds the Corporations’ Current Assets (excluding Cash);

(ii)                                  the amount of the I/O Option Cost;

(iii)                               the amount of the Corporation’s Debt;

(iv)                              the amount of the Transaction Costs; and

(v)                                 the amount of the Option Costs.

No earlier than five business days and no later than two business days prior to the Closing Date, the Sellers shall provide to the Buyer a statement setting out a good faith estimate of this calculation (the “Adjusted Purchase Price Notice”) which shall specify the Adjusted Purchase Price payable at Closing, subject to adjustment on the basis described in Section 2.4 below.  Attached to this Agreement is Schedule 2.3 which illustrates the calculation of the Adjusted Purchase Price based on Cash, Current Assets, Current Liabilities, Debt as shown in Trace’s consolidated balance sheet at June 30, 2005 and other estimated amounts.  Schedule 2.3 is included to assist the Sellers in preparing the Adjusted Purchase Price Notice and the parties in completing any adjustments pursuant to Section 2.4.

The difference between CDN$33,000,000 and the Adjusted Purchase Price shall be applied at the Closing Time by the Buyer (or by Trace, upon payment of the required funds to Trace by the Buyer), in the following order of priority, to pay the full amount of the Transaction Costs, the Option Costs, the I/O Option Cost, and to reduce the Debt (in the case of the Debt, to the extent any such funds remain).

Section 2.4                                   Post Closing Adjustment.

(a)                                  Within 45 days of the Closing Date, the Buyer and each of the Sellers shall have the right to review the books and records of the Corporations and any other relevant books and records maintained by the Corporations and determine whether the Adjusted Purchase Price

Notice is accurate and whether the Adjusted Purchase Price should be altered, based on the Buyer’s or the Sellers’ determination, per good faith calculations, that the value of such items is not accurately represented in the Adjusted Purchase Price Notice.  In the event any of the Parties makes such determination, it shall prepare and deliver to the other Parties a statement setting forth in reasonable detail, such calculation of the amount for which adjustment is provided herein and shall assist the other parties in verifying the amounts set forth in such statements.

(b)                                 Buyer or either of the Sellers may dispute all or any portion of the calculation of the Adjusted Purchase Price Notice and the proposed revised Adjusted Purchase Price by written notice to the other party within 30 days of the date of receipt of the statement referred to in Section 2.4(a) setting forth, in reasonable detail, the basis for the dispute.  If the parties do not agree on the calculation of the adjustment amounts within 15 days of any notice of dispute, the Buyer and the Sellers will select (within 10 days of the expiration of that 15 day period) an accounting firm mutually acceptable to them to resolve any remaining objections.  If the Buyer and the Sellers are unable to agree on the choice of an accounting firm within such 10 day period, they will select, within an additional 10 day period, the Calgary office of a nationally-recognized accounting firm by lot (after excluding their respective regular outside accounting firms) that is qualified to provide an audit opinion in respect of the financial statements of a “reporting issuer”, as that term is defined in Canadian securities law.  The determination of any accounting firm so selected (and the determination it makes pursuant to its power to resolve any objections regarding the Adjusted Purchase Price) will be set forth in writing and will be conclusive and binding upon the Buyer and the Sellers for purposes of determining adjustments to the Purchase Price pursuant to this Section 2.4.  The cost and expense of such accounting firm shall be borne equally by the Buyer and the Sellers.  Such accounting firm shall be engaged on the basis that it will make its determination within 60 days of being selected.

(c)                                  If all of the adjustment amounts are agreed to by the Parties or determined by an appointed accounting firm in accordance with this Section 2.4, as the case may be, and if:

(i)                                     the sum of such adjustments would result in a revised Adjusted Purchase Price (the “Recalculated Value”) which is less in value than the amount of the Adjusted Purchase Price set forth in the Adjusted Purchase Price Notice delivered pursuant to Section 2.3 (the “Original Value”), then the Sellers shall pay to the Buyer the amount of the Original Value less the Recalculated Value within two (2) business days by wire transfer; or

(ii)                                  if the Recalculated Value is greater than the Original Value, then the Buyer shall pay to the Sellers the amount, if any, by which the Recalculated Value is greater than the Original Value within two (2) business days by wire transfer.

(d)                                 any adjustments determined in accordance with this Section 2.4 shall be made in accordance with Canadian GAAP and no adjustment shall be made for changes in the exchange rate for the Canadian dollar in effect after the Closing Date.

(e)                                  The Buyer and the Sellers shall have no remedy whatsoever in respect of any determination of a Recalculated Value, except pursuant to this Section 2.4.

Section 2.5                                   Treatment of the Trace Options

(a)                                  Pursuant to those certain agreements by which Trace awarded stock options to the Persons listed in the table under Section 2.5(c) (the “Option Agreements”), at the Closing Time Trace, upon receipt of an executed option termination agreement which terminates all obligations of Trace relating to the Option Agreements in exchange for the payment described herein in a form acceptable to the Buyer acting reasonably, will pay to the Optionholders an amount for each Option equal to the Trace Share Purchase Price (as determined below) less CDN$50 (and Trace shall be entitled to make any withholdings required by applicable law).  The total of these payments shall be the “Option Costs”.  As a result of these payments, all of the Option Agreements will be terminated.  For clarity, the Option Costs shall not be adjusted after Closing, including as a consequence of any post Closing adjustment to the Adjusted Purchase Price.

(b)                                 The “Trace Share Purchase Price” shall be a dollar amount equal to:

(i)                                     the sum of:  (i) Adjusted Purchase Price (calculated without adjustment for the Option Costs), (ii) the Escrow Amount, (iii) the product of 1,000,000 multiplied by the 10 day weighted average trading price of the shares of the common stock of the Buyer before the Closing Date (and converted to Canadian dollars using the Exchange Rate); and (iv) CDN$546,250;

divided by

(ii)                                  279,464.

(c)                                  The Trace Options have been issued as follows:

Option Holder	Number of Options
Tim Carry	700
Harold Cuddie	200
Greg Dearsley	250
Mike Lee	250
Paul Noseworthy	700
Dave Smiddy	1,600
Efty Uswak	450
John Vance	850
James White	5,925

Section 2.6                                   Closing.

The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Chamberlain Hrdlicka White Williams & Martin, 1200 Smith Street, Suite 1400, Houston, Texas 77002 commencing at 9:00 a.m. Houston, Texas time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the “Closing Date”).

Section 2.7                                   Deliveries at the Closing.

At the Closing, (i) the Sellers will deliver to Buyer the various certificates, instruments, and documents referred to in Section 7.1 below, (ii) Buyer will deliver to the Sellers the various certificates, instruments, and documents referred to in Section 7.2 below, (iii) each of the Sellers will deliver to Buyer share certificates representing all of his or its Trace Common Stock, endorsed in blank or accompanied by duly executed assignment documents, which shall effect the transfer and assignment of such Trace Common Stock to the Buyer as of the Closing Date, and (iv) the Buyer will deliver to each of the Sellers the consideration specified in Section 2.2 above.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION

Section 3.1                                   Representations and Warranties of the Sellers.

Each of the Sellers severally and not jointly represents and warrants to the Buyer with respect to himself or itself the following, except as set forth in Schedule 3.1:

(a)                                  Power and Authority.  The Seller has the capacity and full power and authority (including full partnership power and authority, as applicable) to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  This Agreement constitutes the valid and legally binding obligation of the Seller.  The Seller is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

(b)                                 Noncontravention.   Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, Order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or (ii) conflict with, result in a Breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which he or it is bound or to which any, of his or its assets is subject.

(c)                                  Brokers’ Fees.  Except for Goldsmith-Agio-Helms, whose fees and expenses shall be paid by Trace at Closing, the Sellers have no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

(d)                                 Investment.  The Seller (i) understands that the Geokinetics Shares have not been, and, except as provided in the Registration Rights Agreement, will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) is acquiring the Geokinetics Shares solely for his or its own account for investment purposes, and not with a view to the distribution thereof, (iii) has knowledge and experience in business and financial matters, (iv) has received certain information concerning the Buyer and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Geokinetics Shares and (v) is able to bear the economic risk and lack of liquidity inherent in holding the Geokinetics Shares.

(e)                                  Trace Common Stock.  The Seller holds of record and owns beneficially the number of Trace Common Stock set forth next to his or its name in Schedule 4.22(a), free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Encumbrances, options, warrants, purchase rights, contracts, commitments, equities and demands.  The Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any capital stock of Trace (other than this Agreement).  The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of Trace.

Section 3.2                                   Representations and Warranties of the Buyer.

The Buyer represents and warrants to the Sellers the following, except as set forth on Schedule 3.2:

(a)                                  Organization.  The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

(b)                                 Authorization of Transaction.  The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder and the Board of Directors of Buyer has approved this Agreement and transactions contemplated herein.  This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions.  The Buyer is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

(c)                                  Noncontravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, Order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a Breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

(d)                                 Brokers’ Fees.  The Buyer does not have any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.

(e)                                  Investment.  The Buyer is not acquiring Trace Common Stock with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

(f)                                    Company Shares and SEC Reports.  Buyer has filed all reports required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the twelve (12) months preceding the date hereof (or such shorter period as the Company was required by law to file such material) (the foregoing materials, including the exhibits thereto, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES CONCERNING THE CORPORATIONS

Each of the Sellers represents and warrants to Buyer, jointly and not severally, as set forth below.  Each representation and warranty of the Sellers in this Article IV shall be deemed true and correct except to the extent that any Breach of such representations and warranties would result in a material adverse effect on the business, results of operations or financial position of the Corporations.  The representations and warranties set forth in Article IV are generally subject to the exceptions set forth in Schedules 4.1 to 4.31 (it is acknowledged and agreed that it is unnecessary for a disclosure made in one such Schedule to expressly qualify a particular representation made in Article IV), as specifically identified in Schedules 4.1 to 4.31 and as may be modified pursuant to disclosures made pursuant to Section 5.4.

Section 4.1                                   Corporate Organization; Etc.

Each of the Corporations is a corporation duly organized, validly existing and in good standing under its jurisdiction of incorporation. The Corporations have full corporate power and authority to carry on their business as they are now being conducted and to own the properties and assets they now own.  The Corporations are duly qualified or licensed to do business and is in good standing in each jurisdiction listed on Schedule 4.1.  Except as set forth on Schedule 4.1, there is no other jurisdiction in which the character or location of the properties owned or leased by the Corporations or the nature of the business conducted by the Corporations makes such qualification or licensing necessary.  Schedule 4.1 sets forth the capitalization of each of the Minority Subsidiaries and the equity ownership of each such Minority Subsidiary by the Corporations.  Trace Explorations Ltd. (Sucrsal Argentine) is an unincorporated branch of Trace doing business in Argentina.

Section 4.2                                   Authorization, Etc.

The Corporations have taken all action required by applicable Legal Requirements, the Corporations’ Governing Documents or otherwise to authorize the transactions contemplated in this Agreement.

Section 4.3                                   No Violation.

The Corporations are not subject to, nor a party to, any contract, instrument or other commitment that would prevent the consummation of the transactions contemplated in this Agreement.  Except as set forth in Schedule 4.3, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time), (a) Breach (i) any provision of any of the Governing Documents of the Corporations or (ii) any resolution adopted by the board of directors or the shareholders of the Corporations; (b) Breach or give any Governmental Body or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which any Corporation or any of its assets, may be subject; (c) contravene, conflict with or result in a violation or Breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Corporations or that otherwise relates to the Corporations’ assets or to the business of the Corporations; (d) cause the Buyer to become subject to, or to become liable for the payment of, any Tax payable by the Corporations not accrued for or reflected in the Financial Statements; (e) Breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any contract to which the either Corporation is a party; or (f) result in the imposition or creation of any Encumbrance, other than a Permitted Encumbrance, upon or with respect to any of the Corporations’ assets.

Section 4.4                                   Consents.

Except as set forth in Schedule 4.4, neither Corporation is required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby.

Section 4.5                                   Accounts Receivable.

All Accounts Receivable that are reflected on the Interim Consolidated Balance Sheet or on the accounting records of the Corporations as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed by the Corporations and the Minority Subsidiaries in the Ordinary Course of Business.  Except to the extent paid prior to the Closing Date, such Accounts Receivable are or will be as of the Closing Date collectible net of the respective reserves shown on the Interim Consolidated Balance Sheet or Adjusted Purchase Price Notice (as it may be re-calculated pursuant to Section 2.4) (which reserves are adequate and calculated consistent with past practice).  There is no contest, claim, defense or right of setoff, other than returns in the Ordinary Course of Business of the Corporations, under any Contract with any account debtor of an Account Receivable relating to the amount or validity of such Account Receivable.  Schedule 4.5 contains a complete and accurate list of all Accounts Receivable of the Corporations as of the date of the Interim Consolidated Balance Sheet, which list sets forth the aging of each such Account Receivable.

Section 4.6                                   Financial Statements.

(a)                                 Schedule 4.6 contains a true and correct copy of (i) an unaudited consolidated balance sheet of Trace at May 31, 2005, and the related statements of income, shareholders’ equity and cash flows for the period then ended (“Interim Consolidated Balance Sheet”), and (ii) audited financial statements of Trace as of December 31 of each of 2002, 2003 and 2004, and Schedule 4.6 will contain, within 20 days after the date of this Agreement, a true and correct copy of an unaudited consolidated balance sheet of Trace at June 30, 2005, and the related statements of income, shareholders’ equity and cash flows for the period then ended (the financial statements described in clauses (i), (ii) and (iii) above are collectively referred to as the “Financial Statements”).  Except as noted on Schedule 4.6 or in the Financial Statements and except for normal year-end adjustments, the Financial Statements were prepared in accordance with Canadian GAAP and present fairly, in all material respects, the financial position of the Corporations at the respective dates thereof and the operating income of the Corporations for the respective periods then ended.

(b)                                 Trace has no Debt except as set forth in the Interim Consolidated Balance Sheet or the Adjusted Purchase Price Notice (as it may be re-calculated pursuant to Section 2.4).

Section 4.7                                   Inventories.

The Corporations have no Inventories.

Section 4.8                                   Real Property.

The Corporations do not own any fee simple interest in real property.  Schedule 4.8 lists and describes briefly all real property leased or subleased to the Corporations.   The Corporations have made available to the Buyer correct and complete copies of the leases and subleases listed in Schedule 4.8, each as amended to date.  With respect to each lease and sublease listed in Schedule 4.8, and any amendment thereto:

(a)                                 the lease or sublease, and any amendment thereto, is legal, valid, binding, enforceable, and in full force and effect;

(b)                                 the lease or sublease will (subject to landlord approval, as set forth on Schedule 4.4 or 4.8) continue to be legal, valid, binding, enforceable, and in full force and effect on the same terms following the consummation of the transactions contemplated hereby;

(c)                                  the Corporations are not and to the Knowledge of the Sellers, no other party to the lease or sublease is, in Breach or default, and no event has occurred which, with notice or lapse of time, would constitute a Breach or default or permit termination, modification, or acceleration thereunder;

(d)                                 the Corporations have not and, to the Knowledge of the Sellers, no other party to the lease or sublease has, repudiated any provision thereof;

(e)                                  there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

(f)                                   with respect to each sublease, neither the Corporations nor any Seller has taken any action that would cause the representations and warranties set forth in Sections 4.8(a) through 4.8(e) above to be untrue or incorrect with respect to the underlying lease;

(g)                                  the Corporations have not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold; and

(h)                                 all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities as currently operated by the Corporations.

Section 4.9                                   Absence of Certain Changes.

Except as and to the extent set forth in Schedule 4.9, or as permitted by the Agreement or consented to by the Buyer, since December 31, 2004, the Corporations have conducted their business only in the Ordinary Course of Business and there has not been any:

(a)                                 change in the Corporations’ authorized or issued capital stock, grant of any stock option or right to purchase shares of capital stock of the Corporations or issuance of any security convertible into such capital stock;

(b)                                 amendment to the Governing Documents of the Corporations;

(c)                                  payment (except in the Ordinary Course of Business) or increase by the Corporations of any bonuses, salaries or other compensation to any shareholder, director or officer or entry into any employment, severance or similar Contract with any director or officer providing for an annual rate of compensation exceeding CDN$50,000.00 and that is not cancelable with no more than 90 days notice;

(d)                                 adoption of, amendment to or increase in the payments to or benefits under, any Employee Plan;

(e)                                  damage to or destruction or loss in excess of CDN$25,000.00 to any asset of the Corporations, whether or not covered by insurance;

(f)                                   except as is described in Schedule 4.13(a), (b), (c), or (d) entry into, termination of or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture Contract to which the either Corporation is a party, or (ii) any Contract or transaction (other than any Contract or transaction involving the performance of services or delivery of goods or materials by any Corporation or to any Corporation in the Ordinary Course of Business) involving a total remaining commitment by either Corporation of at least CDN$25,000.00;

(g)                                  sale (other than sales of Inventories or services in the Ordinary Course of Business of the Corporations), lease or other disposition of any asset or property of either Corporation (including the Intellectual Property assets) where the proceeds from such disposition exceeded CDN$25,000.00 or the creation of any Encumbrance on any asset with a book value greater than CDN$25,000.00;

(h)                                 cancellation or waiver of any claims or rights with a value to any Corporation in excess of CDN$25,000.00;

(i)                                     notification by any customer or supplier of discontinuance of or changes to the terms of its relationship with either Corporation;

(j)                                    material change in the accounting methods used by the Corporations; or

(k)                                 Contract by the Corporations  to do any of the foregoing.

Section 4.10                            No Material Change.

Except as set forth in Schedule 4.10, or, as may be shown in the Adjusted Purchase Price Notice (as it may be re-calculated pursuant to Section 2.4) since the date of the Interim Consolidated Balance Sheet, there has not been any material adverse change in the business, assets, liabilities (contingent or otherwise), results of operations or financial position, of the Corporations.

Section 4.11                            Litigation.

(a)                                 Except as set forth in Schedule 4.11, there is no pending (which, for the purpose of this Agreement, shall mean a Proceeding notice of which has been received by either of the Corporations) or, to the Sellers’ Knowledge, threatened Proceeding:

(i)                                     by or against either Corporation, or that otherwise relates to or may materially adversely affect the business of, or any of the assets owned or used by, either Corporation; or

(ii)                                  that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated herein.

To the Knowledge of the Sellers or the Corporations, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.  The Corporations have made available to the Buyer copies of all pleadings, correspondence and other documents relating to each Proceeding listed in Schedule 4.11.

(b)                                 Except as set forth in Schedule 4.11:

(i)                                     there is no Order to which the Corporations, their business or any of the Corporations ‘ assets is subject; and

(ii)                                  no officer, director, agent or employee of the Corporations is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the business of the Corporations.

(c)                                  Except as set forth in Schedule 4.11:

(i)                                     the Corporations are, and, at all times since December 31, 2002, have been in compliance with all of the terms and requirements of each Order to which it or any of the Corporations’ assets is or has been subject;

(ii)                                  to Sellers’ Knowledge, no event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Corporations or any of the Corporations assets are subject; and

(iii)                               the Corporations have not received, at any time since December 31, 2002, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual or alleged violation of, or failure to comply with, any Order to which the Corporations or any of the Corporations’ assets is or has been subject.

Section 4.12                            Intellectual Property.

(a)                                 Except as set forth in Schedule 4.12(a), all of the Corporations’ Intellectual Property is vested in and beneficially owned by the Corporations free and clear of any Encumbrances.  Except as disclosed in Schedule 4.12(a), the Corporations have no Intellectual Property registered with any Governmental Body.

(b)                                 Except as set forth in Schedule 4.12(b), the Corporations have not granted any license under any of the Intellectual Property to any other Person.

(c)                                  Except as set forth in Schedule 4.12(c), the Corporations do not require a license or right under or in respect of any Intellectual Property of any other Person to conduct their business as it is conducted as of the date of this Agreement and no substantial part of the business is carried on under the agreement or consent of any other Person nor is there any agreement with any other Person which significantly restricts the fields in which the Corporations’ business may be carried on.

(d)                                 No disclosure has been made to any Person of the know-how or financial or trade secrets of the Corporations, except in the Ordinary Course of Business and on the expectation that such disclosure is to be treated as being of a confidential nature.

(e)                                  Except as set forth on Schedule 4.12(e): (i) none of the processes currently used by the Corporations or any of the properties, products or services currently sold by the Corporations or any Intellectual Property infringes the intellectual property rights of any other Person; and (ii) neither the Corporations nor any Seller has received any notice of adverse claim or threat of adverse claim by any Person with respect thereto, and, to the Knowledge of Sellers or the Corporations, no basis exists for any such claim.

Section 4.13                            Contracts.

(a)                                 Schedule 4.13(a) contains an accurate and complete list, and the Corporations have made available to Buyer accurate and complete summaries or copies, of:

(i)                                     each Contract between either Corporation and a Related Party;

(ii)                                  each Contract that involves performance of services or delivery of goods or materials by either Corporation or to either Corporation, as the case may be, (A) of an amount or value in excess of CDN$100,000.00 and (B) that is not cancelable with no more than 90 days notice;

(iii)                               each Contract of either Corporation that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of such Corporation in excess of CDN$25,000.00;

(iv)                              each Contract of either Corporation affecting the ownership of, leasing of, title to, use of  or any leasehold or other interest in any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than CDN$25,000.00 and with a term of less than one year);

(v)                                 each Contract of either Corporation with any labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment;

(vi)                              each Contract (however named) involving an express provision for the sharing of profits, losses, costs or liabilities by either Corporation with any other Person rather than direct payments for goods or services;

(vii)                           each Contract containing express covenants that restrict either Corporation’s business activities or the ability compete with any Person;

(viii)                        each Contract providing for payments to or by either Corporation based on sales, purchases or profits, other than direct payments for goods or services;

(ix)                              each power of attorney of either Corporation that is currently effective and outstanding;

(x)                                 each Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by either Corporation to be responsible for consequential damages;

(xi)                              each Contract for capital expenditures by either Corporation in excess of $25,000.00;

(xii)                           each non-terminated or non-expired legally binding agreement or contract of either Corporation made orally by either Corporation;

(xiii)                        each guarantee by either Corporation of the obligations of any person or entity (other than one of the Corporations);

(xiv)                       any letters of credit issued on behalf of either Corporation to or for the benefit of any creditor or other third person or entity; and

(xv)                          each effective amendment, supplement and modification (made in writing) in respect of any of the foregoing.

(b)                                 Except as set forth in Schedule 4.13(b), no Seller has (or has a right to acquire) any rights of any Corporation or any of the Corporations’ assets.

(c)                                  Except as set forth in Schedule 4.13(c):

(i)                                     unless completed in the Ordinary Course of Business or discharged due to the bankruptcy of a party thereto, each Contract identified or required to be identified in Schedule 4.13(a) is in full force and effect and is valid and enforceable in accordance with its terms; and

(ii)                                  no Contract identified or required to be identified in Schedule 4.13(a) is subject to cancellation or termination as a result of the transactions contemplated herein.

(d)                                 Except as set forth in Schedule 4.13(d):

(i)                                     the Corporations have, and at all times since December 31, 2004, have been, in compliance with all applicable terms and requirements of each Contract to which either Corporation is a party;

(ii)                                  to the Sellers’ Knowledge, each other Person that has or had any obligation or liability under any Contract to which any Corporation is a party is, and at all times since December 31, 2004, has been, in full compliance with all applicable terms and requirements of such Contract;

(iii)                               to the Sellers’ Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a Breach of, or give the Corporations or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Contract to which either Corporation is a Party;

(iv)                              to the Sellers’ Knowledge, no event has occurred or circumstance exists under or by virtue of any Contract that (with or without notice or lapse of time) would cause the creation of any Encumbrance affecting any of the Corporations’ assets; and

(v)                                 the Corporations have not given to or received from any other Person, at any time since December 31, 2004, any written notice or other communication (whether oral or written) regarding any actual or alleged violation or Breach of, or default under, any Contract to which either Corporation is a Party.

(e)                                  There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any amounts paid or payable to the either Corporation under current or completed Contracts with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation.

Section 4.14                            Customers and Suppliers.

Except as set forth in Schedule 4.14, since December 31, 2004, no supplier, customer, distributor or third party sales representative has canceled or otherwise terminated, or given notice of intent to cancel or otherwise terminate, for any reason, its relationship with either Corporation.

Section 4.15                            Employee Benefit Plans.

(a)                                 Set forth in Schedule 4.15(a) is a complete and correct list of all “employee benefit plans” as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, savings plans (registered or non-registered) severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto that (i) is sponsored, maintained or contributed to by the Corporations or required to be sponsored, maintained or contributed to by the Corporations within the six years prior to the Closing Date; and (ii) provides benefits, or describes policies or procedures applicable to any current or former director, officer, employee or service provider of the Corporations, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof (collectively the “Employee Plans”).  The Corporations do not sponsor, maintain or contribute to any Employee Plan that is a “defined benefit plan” (as defined in Section 414(j) of the Code), a plan intended to meet the requirements of Section 401(a) of the Code, or a “multiemployer plan” (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”), and have not sponsored, maintained or contributed to, or had any obligation to contribute to, any such Employee Plan within the six years preceding the Closing Date.  The only Employee Welfare Benefit Plan sponsored, maintained or contributed to by the Corporations within the six years preceding the date of this Agreement is a fully insured group health plan.

(b)                                 Each of the Corporations have made available to the Buyer true, accurate and complete copies of (i) the documents comprising each Employee Plan (or, with respect to any Employee Plan which is unwritten, a detailed written description of eligibility, participation, benefits, funding arrangements, assets and any other matters which relate to the obligations of each of the Corporations); (ii) all trust agreements, insurance contracts or any other funding instruments related to the Employee Plans; (iii) all rulings, determination letters, no-action letters or advisory opinions from the IRS, the U.S. Department of Labor, the PBGC or any other Governmental Body that pertain to each Employee Plan and any open requests therefor; (iv) the most recent actuarial (if applicable) and financial reports (audited and/or unaudited) and the annual reports filed with any Government Body with respect to the Employee Plans during the current year; (v) all securities registration statements filed with respect to any Employee Plan; (vi) all contracts with third-party administrators, actuaries, investment managers, consultants and other independent contractors that relate to any Employee Plan, and (vii) with respect to any Employee Plans that are subject to Title IV of ERISA, the most recent Form PBGC-1 filed for such plan.

(c)                                  Except as disclosed in Schedule 4.15(c), full payment has been made of all amounts that are required under the terms of each Employee Plan and applicable Legal Requirements to be paid by the Corporations as contributions with respect to all periods prior to and including the last day of the most recent fiscal year of such Employee Plan ended on or before the date of this Agreement and all periods thereafter prior to the Closing Date.  Trace Texas has paid in full all required insurance premiums, subject only to normal retrospective adjustments in the ordinary course, with regard to the Employee Plans for all policy years or other applicable policy periods ending on or before the Closing Date.

(d)                                 With respect to any Employee Pension Benefit Plan and any Employee Welfare Benefit Plan which is sponsored, maintained, or contributed to, or has been sponsored, maintained or contributed to within six years prior to the Closing Date, by the Corporations or any other corporation or trade or business controlled by, controlling or under common control with the Corporations (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA) (“ERISA Affiliate”), neither Trace Texas nor any ERISA Affiliate has any liability or has Knowledge of any facts or circumstances that might give rise to any liability of the Corporations for, or the imposition of a lien on any of their assets or with respect to any of their assets, and the transactions contemplated hereby will not result in any liability for (i) the termination of or withdrawal from any Employee Pension Benefit Plan under Sections 4062, 4063 or 4064 of ERISA; (ii) any lien imposed under Section 302(f) of ERISA or Section 412(n) of the Code; (iii) any interest payments required under Section 302(e) of ERISA or Section 412(m) of the Code; (iv) any excise tax imposed by Section 4971 of the Code; (v) any minimum funding contributions under Section 302(c)(11) of ERISA or Section 412(c)(11) of the Code; or (vi) withdrawal from any Multiemployer Plan under Section 4201 of ERISA.

(e)                                  Trace Texas has, at all times, complied, and currently complies, in all material respects with the applicable continuation requirements for its welfare benefit plans that are “group health plans” within the meaning of Section 5000(b)(i) of the Code, including (1) Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA, which provisions are hereinafter referred to collectively as “COBRA” and (2) any applicable state statutes mandating health insurance continuation coverage for employees.

(f)                                   The form of all Employee Plans is in compliance with the applicable terms of ERISA, the Code, and any other applicable Legal Requirements, and such plans have been operated in compliance with such laws and the written Employee Plan documents.  All required reports and descriptions of the Employee Plans (including Internal Revenue Service Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions and Summaries of Material Modifications) have been (when required) timely filed with the IRS, the U.S. Department of Labor or other Governmental Body and distributed as required, and all notices required by ERISA or the Code or any other Legal Requirement with respect to the Employee Plans have been appropriately given.

(g)                                  There is no material pending or threatened Proceeding relating to any Employee Plan, nor is there any basis for any such Proceeding other than any pending routine determination filings, if any.  Neither Trace Texas nor any Fiduciary of an Employee Plan has engaged in a transaction with respect to any Employee Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Trace Texas or Buyer to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(l) of ERISA or a violation of Section 406 of ERISA.  The transactions contemplated hereby will not result in the potential assessment of a Tax or penalty under Section 4975 of the Code or Section 502(l) of ERISA nor result in a violation of Section 406 of ERISA.

(h)                                 Trace Texas has maintained workers’ compensation coverage as required by applicable state, provincial, or territorial law through purchase of insurance and not by self-insurance or otherwise except as disclosed to Buyer on Schedule 4.15(i).

(i)                                     Except as required by Legal Requirements or as set out in Schedule 4.15(j), the consummation of the transactions contemplated hereby will not accelerate the time of vesting or the time of payment, or increase the amount, of compensation due to any director, employee, officer, former employee or former officer of the Corporations.

(j)                                    Except for the continuation coverage requirements of COBRA, the Corporations have no obligations or potential liability for benefits to employees, former employees or their respective dependents following termination of employment or retirement under any of the Employee Plans that are Employee Welfare Benefit Plans.

(k)                                 None of the transactions contemplated hereby will result in an amendment, modification or termination of any of the Employee Plans. No written or oral representations have been made to any employee or former employee of the Corporations promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under COBRA). No written or oral representations have been made by the Corporations to any employee or former employee of the Corporations concerning the employee benefits of the Buyer.

(l)                                     All Employee Plans of the Corporations other than the US Plans (as defined in paragraph (o) below) have been duly registered, where required, and are in good standing under all applicable legislation (foreign or domestic), including, without limiting the generality of the foregoing, the Tax Act, the Employment Pension Plans Act (Alberta), or similar legislation in any other jurisdiction and all required employer contributions under any such plan(s) or policies have been made and no past service funding liabilities exist thereunder.

(m)                             Notwithstanding any provision to the contrary above, any representation that is made concerning an Employee Plan and its compliance with ERISA, the Code or any applicable Legal Requirements under U.S. law, or where the IRS, PBGC, ERISA, the Code or any applicable Legal Requirement under U.S. law is referred to in the context of such Employee Plan, such representation is hereby limited to Employee Plans that are sponsored, contributed to or maintained by the Corporations or any of their Subsidiaries in the United States on behalf of employees employed by such entities in the United States (“US Plans”) and no representation is made in such regard concerning any Employee Plans that are not US Plans.

Section 4.16                            Compliance with Law.

(a)                                 Except as set forth in Schedule 4.16(a),

(i)                                     the Corporations are, and at all times since December 31, 2002, have been, in full compliance with each Legal Requirement that is or was applicable to them or to the conduct or operation of its business or the ownership or use of any of its assets in all material respects;

(ii)                                  no event has occurred since December 31, 2002 or circumstance exists since December 31, 2002 that (with or without notice or lapse of time) (A) is likely to constitute or result in a violation by either Corporation of, or a failure on the part of either Corporation to comply with, any Legal Requirement or (B) is likely to give rise to any obligation on the part of either Corporation to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(iii)                               neither Corporation has received, at any time since December 31, 2002, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual or alleged violation of, or failure to comply with, any Legal Requirement or (B) any actual or alleged obligation on the part of the Corporations to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b)                                 Schedule 4.16(b) contains a complete and accurate list of each Governmental Authorization that is held by the Corporations or that otherwise relates to the Corporations’ business or its assets.  Each Governmental Authorization needed by the Corporations for the conduct of its business is valid and in full force and effect.  Except as set forth in Schedule 4.16(b):

(i)                                     the Corporations are, and at all times since December 31, 2002, have been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 4.16(b);

(ii)                                  no event has occurred since December 31, 2002 or circumstance exists since December 31, 2002 that is likely to (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization needed by either Corporation for the conduct of its business as presently conducted;

(iii)                               neither Corporation has received, at any time since December 31, 2002, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual or alleged violation of or failure to comply with any term or requirement of any Governmental Authorization or (B) any actual or proposed revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization; and

(iv)                              since December 31, 2002 all applications required to have been filed for the renewal of the Governmental Authorizations necessary of the conduct of the Corporations’ business have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

(c)                                  the Governmental Authorizations listed in Schedule 4.16(b) collectively constitute all of the Governmental Authorizations necessary to permit the Corporations to lawfully conduct and operate their business in the manner in which it currently conducts and operates such business and to permit the Corporations to own and use their assets in the manner in which they currently own and use such assets.

(d)                                 Notwithstanding anything to the contrary in this Section 4.16, the provisions of this Section 4.16 shall not relate to or cover compliance with Legal Requirements related to: (i) Employee Plans of the Corporation or any of their ERISA Affiliates, which are covered exclusively by Section 4.15; or (ii) Environmental Law, which is covered exclusively by Section 4.19.

Section 4.17                            Taxes.

(a)                                 Tax Returns Filed and Taxes Paid.  The Corporations have filed or caused to be filed on a timely basis all Tax Returns and all reports with respect to Taxes that are or were required to be filed pursuant to applicable Legal Requirements.  Trace Texas will file all Tax Returns and reports required to be filed in respect of its fiscal year ended December 31, 2004, on or before September 15, 2005.  All Tax Returns and reports filed by the Corporations are true, correct and complete (provided that this representation shall not be construed as a representation as to the existence, availability or value to the Buyer of any net operating loss, foreign tax credit or other tax attributes of the Corporations as of the Closing Time).  Each of the Sellers and the Corporations, as the case may be, has paid, or made provision for the payment of, all Taxes for which they are responsible that have or may have become due for all periods covered by the Tax Returns or otherwise, or pursuant to any assessment received by the Corporations, except such Taxes, if any, as are listed in Schedule 4.17 and are being contested in good faith and as to which adequate reserves (determined in accordance with US GAAP or Canadian GAAP, as applicable)

have been provided in the Interim Consolidated Balance Sheet and the Financial Statements.  Except as provided in Schedule 4.17, none of the Corporations are currently the beneficiary of any extension of time within which to file any Tax Return.  No claim has ever been made or is expected to be made by any Governmental Body in a jurisdiction where either Corporation does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  There are no Encumbrances on any of the assets of the Corporations that arose in connection with any failure to pay any Tax (other than Taxes not yet due and payable), and the Sellers have no Knowledge of any claims attributable to Taxes which, if adversely determined, would result in any such Encumbrance.

(b)                                 Delivery of Tax Returns and Information Regarding Audits and Potential Audits.  The Sellers have made available to Buyer copies of, and Schedule 4.17 contains a complete and accurate copy of, all federal, state, provincial, territorial, local, and foreign income Tax Returns of the Corporations (other than Tax Returns for sales and use taxes) filed since December 31, 2000.  Schedule 4.17 contains a complete and accurate list of all pending audits and Tax disputes.  Neither the Corporations nor any Seller expects any undisclosed deficiencies in payment of Tax to be asserted with respect to any such audit.  Any such deficiencies proposed as a result of such audits have been paid, reserved against, settled or are being contested in good faith.  The Sellers have made available to Buyer, copies of any examination reports, statements or deficiencies or similar items with respect to such audits in either Corporation’s possession.  Except as provided in Schedule 4.17, the Sellers have no Knowledge that any Governmental Body is likely to assess any additional taxes for any period for which Tax Returns have been filed.  Except as provided in Schedule 4.17, there is no dispute or claim concerning any Taxes of the Corporations either (i) claimed or raised by any Governmental Body in writing or (ii) as to which the Sellers have Knowledge.  Except as described in Schedule 4.17, neither Corporation has been given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of either Corporation or for which either Corporation may be liable.

(c)                                  Post-Closing Tax Liabilities.  The unpaid Taxes of the Corporations do not, as of the Closing Date, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Consolidated Balance Sheet.  Except as disclosed in Schedule 4.17, since December 31, 2004, neither Corporation has received notice of any proposed tax assessment or deficiency against either Corporation.  Since the date of the Interim Consolidated Balance Sheet, the Corporations have not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in Canadian GAAP.

(d)                                 Transactions Affecting Post-Closing Tax Years.  The Corporations will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) ”closing agreement” as described in Code Section 7121 (or any corresponding provision or similar provision of federal, state, provincial, territorial, local or foreign income Tax law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, or (iv) prepaid amount received on or prior to the Closing Date.

(e)                                  Specific Potential Tax Liabilities and Tax Situations.  Except as provided in Schedule 4.17:

(i)                                     Withholding.  All Taxes that the Corporations are or were required by Legal Requirements to withhold, deduct or collect prior to the Closing Date have been or will be duly withheld, deducted and collected and, to the extent required, will be paid to the proper Governmental Body or other Person.

(ii)                                  Tax Sharing or Similar Agreements.  There is no tax sharing agreement, tax allocation agreement, tax indemnity obligation or similar written or unwritten agreement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other arrangement relating to Taxes) that will require any payment by either Corporation after the Closing.

(iii)                               Consolidated Group.  Neither Corporation (i) has been a member of an Affiliated Group (or any similar group defined under a similar provision of federal, state, provincial, territorial, local or foreign law) and (ii) has no liability for Taxes of any person (other than the Corporations) under §1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor by contract or otherwise.

(iv)                              Listed Transactions.  In the past six years, neither Corporation has ever participated in a transaction that has been specifically identified by the IRS as a “listed” transaction for purposes of §1.6011-4(b) of the Treasury Regulations and has not disclosed any transactions to the IRS under any penalty amnesty program.

(v)                                 Golden Parachute Agreements.  Neither Corporation is a party to any agreement, contract or plan that as a result of the consummation of the transactions contemplated hereby could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of federal, state, provincial, territorial, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Code Section 162(m) (or any corresponding provision of state, local or foreign Tax law).

(vi)                              Arrangement Constituting a Partnership.  Neither Corporation is subject to any joint venture, partnership or other arrangement or contract that is treated as a partnership for federal or applicable state income tax purposes or for any other Tax purposes.

(vii)                           Tax Attributes.  Subject to the general qualification made in Section 4.17(a) that no representation will be made as the actual value of such amounts, Schedule 4.17(f)(vii) sets forth the estimated amount of any net operating loss, net capital loss, unused investment, foreign tax or other credit, or excess charitable contribution allocable to either Corporation as of December 31, 2004.

(f)                                   Since December 31, 2004, the Corporations have not:

(i)                                     made any election under Section 85 of the Tax Act with respect to the acquisition or disposition of any property;

(ii)                                  made any election under Section 83 or 196 of the Tax Act; or

(iii)                               discontinued carrying on any business in respect of which any unutilized non-capital losses were incurred.

(g)                                  The Corporations have made all elections required to be made under the Tax Act in connection with any distributions by it and all such elections were true and correct and in the prescribed form and were made within the prescribed time periods;

(h)                                 The year end of the Corporations for income tax purposes is December 31;

(i)                                     The Sellers are each a non-resident person within the meaning of the Tax Act;

(j)                                    Trace is a taxable Canadian corporation within the meaning of the Tax Act.

Section 4.18                            Insurance.

(a)                                 Except as set forth in Schedule 4.18(a), the Corporations have made available to Buyer accurate and complete copies of:

(i)                                     all policies of insurance (and correspondence relating to coverage thereunder) to which any Corporation is a party or under which any Corporation is or has been covered at any time since December 31, 2004;

(ii)                                  all pending applications by the Corporations for policies of insurance; and

(iii)                               any written statement by the auditor of Trace’s Financial Statements or any consultant or risk management advisor with regard to the inadequacy of the Corporations’ coverage or of the reserves for claims received by the Corporations since June 30, 2004.

(b)                                 Except as set forth in Schedule 4.18(b), the Corporations:

(i)                                     do not have any written self-insurance arrangement by (or that expressly involves) the Corporations, including any reserves established thereunder; and

(ii)                                  have complied with all obligations of the Corporations to provide insurance coverage to third parties (for example, under leases or service agreements).

(c)                                  Except as set forth in Schedule 4.18(c):

(i)                                     all policies of insurance that provide coverage to either Corporation and which have been established by the Corporations:

(A)                               are valid, outstanding and enforceable, subject to limitations on enforceability as are applicable under applicable Legal Requirements; and

(B)                               are issued by an insurer that is reputable;

(ii)                                  With respect to any policy of insurance described in Section 4.18(c)(i), neither Corporation has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights or (B) any notice of cancellation or any other indication that any policy of insurance is no longer in full force or effect or that the issuer of any policy of insurance is not willing or able to perform its obligations thereunder;

(iii)                               With respect to any policy of insurance described in Section 4.18(c)(i) that involves either Corporation, such Corporation has paid or caused to be paid, all premiums due, and has otherwise performed all of its obligations,; and

(iv)                              With respect to any policy of insurance described in Section 4.18(c)(i), the Corporations have given notice to the insurer of all known claims that may be insured thereby.

Section 4.19                            Environmental Laws and Regulations.

Except as set forth in Schedule 4.19:

(a)                                 The Corporations, since December 31, 2002, have been in compliance with, and are not in violation of or liable under, any Environmental Law.  Since December 31, 2002, neither Corporation has received, nor, to the Knowledge of the Corporations or the Sellers, has any other Person for whose conduct either Corporation is or may be held to be responsible received, any written Order, notice or other communication from (i) any Governmental Body or (ii) the current or prior owner or operator of any Facilities, of any actual or alleged violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Facility or other property or asset (whether real, personal or mixed) in which the Corporations have or had an interest.

(b)                                 There are no pending or, to the Knowledge of the Corporations or the Sellers, threatened claims, Encumbrances, or other restrictions of any nature seeking to assert or threatening to create any Environmental, Health and Safety Liabilities and there are no claims arising under or pursuant to any alleged violations of Environmental Law with respect to or affecting any Facility or any other property or asset (whether real, personal or mixed) in which either Corporation has or had an interest.

(c)                                  Neither Corporation expects, nor, to the Sellers’ Knowledge, has any other Person for whose conduct either Corporation is or may be held responsible, received, any written citation, directive, inquiry, notice, Order, summons, warning or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged or actual violation or failure to comply with any Environmental Law, or of any alleged or actual obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Facility or property or asset (whether real, personal or mixed) in which either Corporation has or had an interest, in all cases in respect of conduct since December 31, 2002.

(d)                                 The Corporations have made available to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by either Corporation that are in possession of the Corporation pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance, by either Corporation or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.

(e)                                  There are no Hazardous Materials present at any Facility, or incorporated into any structure thereon.

Section 4.20                            Products and Services.

Schedule 4.11 sets forth all claims asserted or, to the Knowledge of the Corporations or the Sellers, threatened at any time since June 30, 2003 against either Corporation in respect of personal injury, wrongful death or property damage alleged to have resulted from products or services provided by either Corporation, and all warranty claims with respect to any single product with a value, individually or in the aggregate, in excess of CDN$10,000.

Section 4.21                            [Not used].

Section 4.22                            Capitalization.

(a)                                 The authorized capital stock of Trace consists of an unlimited number of common shares (the “Trace Common Stock”), of which 268,539 shares are issued and outstanding, and, except as set forth on Schedule 4.22(a), no shares are reserved for issuance pursuant to Trace’s stock option and purchase plans and no shares are reserved for issuance pursuant to securities exercisable or exchangeable for, or convertible into, shares of Trace Common Stock.  Except as set forth in Schedule 4.22(a), the outstanding shares of Trace Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, are owned beneficially and of record by the shareholders set forth on Schedule 4.22(a) and in such amounts as set forth on Schedule 4.22(a).  The outstanding shares of Trace Common Stock have been offered, issued, sold and delivered by Trace in compliance with all applicable securities laws including, but not limited to, the Securities Act (Alberta).  Except pursuant to the Option Agreements and as set forth on Schedule 4.22(a), there are no outstanding rights, options, warrants, conversion rights, preemptive rights or other rights to acquire securities of Trace.  There are no outstanding obligations of Trace to repurchase, redeem or otherwise acquire any capital stock of Trace.  Except as set forth on Schedule 4.22(a), there are no agreements or restrictions (such as a right of first refusal, co-sale, right of first offer, proxy, voting trust or voting agreements) with respect to the sale or voting of any shares of the capital stock of Trace.  Trace does not own or control, directly or indirectly, any interest or investment in any corporation, partnership, association or other form of business entity except Trace Texas, Trace Explorations Ltd. (Sucral Argentina) and the Minority Subsidiaries.  Trace holds of record and beneficially owns less than a majority of the common stock of the Minority Subsidiaries.  Neither Corporation is liable for any current or future obligations or liabilities of the Minority Subsidiaries, except pursuant to applicable Legal Requirements.

(b)                                 The authorized capital stock of Trace Texas consists of 100,000 shares of common stock, $1.00 par value per share (the “Texas Common Stock”), of which 1,000 shares are issued and outstanding, and, except as set forth on Schedule 4.22(b), no shares are reserved for issuance pursuant to Trace Texas’ stock option and purchase plans and no shares are reserved for issuance pursuant to securities exercisable or exchangeable for, or convertible into, shares of Texas Common Stock.  The outstanding shares of Texas Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, are owned beneficially and of record by the shareholders set forth on Schedule 4.22(b) and in such amounts as set forth on Schedule 4.22(b).  The outstanding securities of Trace Texas have been offered, issued, sold and delivered by Trace Texas in transactions exempt from registration under the Securities Act and in accordance with all applicable state securities or “blue sky” laws.  Except as set forth on Schedule 4.22(b), there are no outstanding rights, options, warrants, conversion rights, preemptive rights or other rights to acquire securities of Trace Texas.  There are no outstanding obligations of Trace Texas to repurchase, redeem or otherwise acquire any capital stock of Trace Texas.  Except as set forth on Schedule 4.22(b), there are no agreements or restrictions (such as a right of first refusal, co-sale, right of first offer, proxy, voting trust or voting agreements) with respect to the sale or voting of any shares of the capital stock of Trace Texas.  Trace Texas does not own or control, directly or indirectly, any interest or investment in any corporation, partnership, association or other form of business entity.

Section 4.23                            Brokers and Finders.

Except for Goldsmith-Agio-Helms, whose fees and expenses shall be paid by Trace at Closing, neither the Corporations nor any of the Corporations’ officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Transactions contemplated by this Agreement, and the Buyer shall not have any liability for any such fees or commissions.

Section 4.24                            [Not used].

Section 4.25                            Books and Records.

The books of account and other financial records of the Corporations in the possession of the Corporations, all of which have been made available to the Buyer, are complete and correct in all material respects in respect of the matters described therein, to the Sellers’ Knowledge, represent actual, bona fide transactions and have been maintained in accordance with applicable Legal Requirements, including, since December 31, 2002, the maintenance of an adequate system of internal controls.

Section 4.26                            Condition of Facilities.

(a)                                 Use of the real property for the various purposes for which it is presently being used is permitted as of right under all applicable zoning legal requirements and is not subject to “permitted nonconforming” use or structure classifications.  All improvements to real property leased by the Corporations or otherwise used in the Ordinary Course of Business by the Corporations are in compliance with all applicable Legal Requirements, including those pertaining to zoning and building, and are accepted as is.  To the Sellers’ Knowledge, no part of any improvement encroaches on any real property not leased by the Corporations.  To the Sellers’ Knowledge, there is no existing or proposed plan to modify or realign any street or highway or any existing or proposed eminent domain proceeding that would result in the taking of all or any part of any Facility or that would prevent or hinder the continued use of any Facility as heretofore used in the conduct of the business of the Corporations.

(b)                                 Each item of Tangible Personal Property is accepted as is.  All Tangible Personal Property used in the Corporations’ business is in the possession of the Corporations, except: (i) as may not be in their possession as a result of actions taken in the Ordinary Course of Business or (ii) as set forth on Schedule 4.26.

Section 4.27                            No Undisclosed Financial Liabilities.

Except as set forth in Schedule 4.27, all of the Liabilities which, in accordance with Canadian GAAP are of a nature as are required to be described in the Interim Consolidated Balance Sheet are so described in such balance sheet and there are no additional Liabilities which, in accordance with Canadian GAAP, are of a nature which are required to be disclosed except as are incurred in the Ordinary Course of Business of the Corporations since the date of the Interim Consolidated Balance Sheet or as are otherwise accounted for in the Adjusted Purchase Price, including as it may be recalculated pursuant to Section 2.4.

Section 4.28                            Employees.

(a)                                 Schedule 4.28(a) contains a complete and accurate list of the following information for each current executive, administration, office or operational management employee of the Corporations, including each employee on leave of absence or layoff status: name; job title; date of hire; and current compensation paid or payable and any change in compensation since December 31, 2004.

(b)                                 The Corporations have no retired employees except as set forth on Schedule 4.28(b).

(c)                                  Schedule 4.28(c) contains a complete and accurate list of the following information for each such employee of either Corporation who has been terminated or laid off, or whose hours of work have been reduced by more than fifty percent (50%) by either Corporation, in the three months prior to the date of this Agreement: (i) the date of such termination, layoff or reduction in hours; (ii) a statement of whether it was a termination for cause, layoff or reduction in hours; and (iii) the location to which the employee was assigned.

(d)                                 The Corporations have not violated the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local Legal Requirement.

(e)                                  To the Knowledge of the Sellers, no officer, director, employee or contractor of the Corporations is bound by any Contract that purports to limit the ability of such officer, director, employee, or contractor to engage in or continue or perform any conduct, activity, duties or practice.  To the Sellers’ Knowledge, no executive or managerial employee of the Corporations is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects, or will affect the ability of the Corporations or the Buyer to conduct the business as heretofore carried on by the Corporations.

(f)                                   Except as disclosed in Schedule 4.28(f), the Corporations have not, since December 31, 2004, directly or indirectly, made any increase in the compensation or other benefits payable or to become payable to their employees or any of them, other than general salary increases in the Ordinary Course of Business, consistent with past practice, or any increase in the compensation or other benefits payable or to become payable to any officer or director or any increase in the benefits provided under any of its pension plans or other employee benefit plans.

(g)                                  Except as set out in Schedule 4.28(g) or as otherwise described in any manner in Section 4.15, the Corporations are not a party to and are not bound by any:

(i)                                     contract or collective agreement with or commitment to any labour union or employee association and the Corporations have not conducted negotiations with respect to any future such contracts or commitments and there are no current or threatened attempts to organize or establish any labour union or employee association with respect to the Corporations, and no trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent:

(A)                               holds bargaining rights with respect to any of the employees of the Corporations by way of certification, interim certification, voluntary recognition, designation or successor rights;

(B)                               has applied to be certified as the bargaining agent of any of the employees of the Corporations; or

(C)                               has applied to have either Corporation declared a related employer pursuant to the Labour Relations Code (Alberta);

(ii)                                  bonus, pension, profit sharing, deferred compensation, retirement, hospitalization, disability, insurance or similar plan or practice, formal or informal, or policy with respect to any of their employees or others, other than the Canada Pension Plan, the Alberta Health Care Insurance Plan and other similar health plans established and administered by any other jurisdiction (foreign or domestic) and workers’ compensation insurance provided pursuant to statute.

(h)                                 There are no proceedings with respect to either Corporation under the Labour Relations Code (Alberta) or any other similar legislation in other jurisdiction (foreign or domestic), nor are there any labour disputes, grievances, strikes or lockouts, current, pending or, to the Knowledge of the Corporations or the Sellers, threatened.

(i)                                     To the Knowledge of the Corporations or the Sellers, there are no allegations with respect to either Corporation of unfair labour practices or complaints under the Employment Standards Code, the Human Rights, Citizenship and Multiculturalism Act, (Alberta) the Workers’ Compensation Act (Alberta) or the Labour Relations Code (Alberta) or any other similar legislation in any other jurisdiction (foreign or domestic).

(j)                                    Except as disclosed in Schedule 4.28(j), no employee of either Corporation is on lay off, leave of absence, maternity or disability leave.  Schedule 4.28(j) sets forth the terms of such lay off, leave of absence, maternity or disability leave.

(k)                                 Except as disclosed in Schedule 4.28(k), the Corporations do not owe any obligations to former directors, officers or employees.

(l)                                     Except as disclosed in Schedule 4.28(l), there are no independent contractors engaged by either Corporation.

(m)                             All plans and policies listed in Schedule 4.28(g) have been duly registered where required by, and are in good standing under, all applicable legislation (foreign or domestic), including, without limiting the generality of the foregoing, the Tax Act and the Employment Pension Plans Act (Alberta) or any other similar legislation in any other jurisdiction and all required employer contributions under any such plans or policies have been made and no past service funding liabilities exist thereunder.

(n)                                 Except as otherwise described in Section 4.15, the amount of salaries, pensions, bonuses, and other remuneration and fringe benefits of any nature, including vacation pay, severance pay and unpaid earned wages of the directors, officers and employees of the Corporations as of the Closing Date have been paid in full or accrued and there is no outstanding overdue assessment, Order, certificate, lien or judgment under the Employment Standards Code (Alberta), Human Rights, Citizenship and Multiculturalism Act, (Alberta), Labour Relations Code (Alberta), Workers’ Compensation Act (Alberta) and any other statute regarding employment of any jurisdiction (foreign or domestic) in which either Corporation carries on business or have employees.

(o)                                 All employer obligations of the Corporations with respect to the directors, officers and employees of either Corporation for withholding tax, and for Canada Pension Plan, Employment Insurance, Workers’ Compensation Board premiums, contributions or remittances of any kind in all material respects which are then due, have been paid in full or accrued as of the Closing Date.

(p)                                 There are no written warnings or disciplinary action currently outstanding against any employee of the Corporations.

(q)                                 Except for remuneration paid to employees in Ordinary Course of Business and made at current rates of remuneration no payments have been made or authorized since the date of the Interim Consolidated Balance Sheet by the Corporation or to officers, directors or employees of the Corporation.

Section 4.29                            Compliance with the Foreign Corrupt Practices Act and Export Control and Antiboycott Laws.

(a)                                 Except as set forth in Schedule 4.29(a), the Corporations have not, and the Corporations’ employees, agents and Representatives have not, used any funds of the Corporations for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, made any direct or indirect unlawful payment to any foreign or domestic governmental official or employee, violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977 or made any illegal bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

(b)                                 Except as set forth in Schedule 4.29(b), the Corporations have made all payments to third parties by check, by credit card or by wire transfer to such third party in the country in which the work was performed.

(c)                                  The Corporations have at all times been in compliance with all Legal Requirements relating to export control and trade embargoes.  No product sold or service provided by Trace (Texas) during the last five (5) years has been directly sold to or performed in or on behalf of Cuba, Iraq, Iran, Libya or North Korea.

(d)                                 Except as set forth in Schedule 4.29(d), Trace Texas has not violated the antiboycott prohibitions contained in 50 U.S.C. § 2401 et seq. or taken any action that can be penalized under Section 999 of the Code.  Except as set forth in Schedule 4.29(d), during the last five (5) years, Trace Texas has not been a party to, is not a beneficiary under and has not performed any service or sold any product under any Contract under which a product has been sold directly to customers in Bahrain, Iraq, Jordan, Kuwait, Lebanon, Libya, Oman, Qatar, Saudi Arabia, Sudan, Syria, United Arab Emirates or the Republic of Yemen.

Section 4.30                            Relationships with Related Persons.

To the Knowledge of the Sellers or the Corporations, no Related Person of the Corporations has, or since December 31, 2004, has had, any interest in any property used by the Corporations in the Corporations’ business.  To the Knowledge of the Sellers or the Corporations, no Related Person of the Corporations owns, or since December 31, 2004, has owned, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person (other than the Corporations themselves or the Minority Corporations) that has (a) had significant business dealings or a significant financial interest in any transaction with either Corporation other than business dealings or transactions disclosed in Schedule 4.30, each of which has been conducted in the Ordinary Course of Business with such Corporation at substantially prevailing market prices and on substantially prevailing market terms or (b) engaged in competition with such Corporation with respect to any line of the products or services of such Corporation (a “Competing Business”) in any market presently served by such Corporation, except for any of the Related Parties of SCF or ownership of less than five percent (5%) of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market.  To the Knowledge of the Corporations or the Sellers, no Related Person of either Corporation (other than one of the Corporations) is a party to any Contract with, or has any claim or right against, such Corporation except as set forth in Schedule 4.30.

Section 4.31                            Title to Assets.

The Corporations have good and marketable title to, or a valid leasehold or other interest in, the properties and assets used by them, located on their premises, or shown on the Interim Consolidated Balance Sheet or acquired after the date thereof, free and clear of all Encumbrances, except for Permitted Encumbrances or properties, assets or interests disposed of in the Ordinary Course of Business since the date of the Interim Consolidated Balance Sheet or as otherwise permitted by this Agreement.

As used herein, the term “Permitted Encumbrances” shall include the following:

(i)                                     liens for taxes, assessments or governmental or quasi-governmental charges that are not yet delinquent;

(ii)                                  Encumbrances reflected in the Financial Statements or created in the Ordinary Course of Business subsequent to the date of the Financial Statements;

(iii)                               Encumbrances disclosed in Schedule 4.31;

(iv)                              zoning ordinances, conservation restrictions, building codes and all other statutes, regulations and administrative enactments of any federal, state or governmental or public authority having jurisdiction over the property affected thereby;

(v)                                 any matters to which a real property lease is subject or subordinate;

(vi)                              Encumbrances that will be released or satisfied at Closing, pursuant to the terms of this Agreement; and

(vii)                           Encumbrances that do not, individually or in the aggregate, significantly interfere with the present use by the Companies of the real property subject thereto or affected thereby.

ARTICLE V.
PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing, except as provided in Section 5.7.

Section 5.1                                   General.

Each of the Parties will use his or its commercially reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article VII below).

Section 5.2                                   Notices and Consents.

The Sellers will cause the Corporations to give any notices to third parties, and will cause the Corporations to use their commercially reasonable efforts to obtain any third-party consents, that the Buyer reasonably may request in connection with the matters referred to in Section 4.4 above.  Each of the Parties will (and the Sellers will cause the Corporations to) give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 4.4 above.

Section 5.3                                   Operation of Business.

(a)                                 Sellers will not cause or permit the Corporations to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business except:

(i)                                     to the extent permitted or required by this Agreement;

(ii)                                  as required to acquire the Additional Seismic Equipment;

(iii)                               as required to complete joint venture arrangements of Trace relating to conducting or creating business in the Northwest, Yukon or Nunavut Territories, provided that the completion of such joint venture arrangements shall be subject to the consent of the Buyer, such consent not to be unreasonably withheld; or

(iv)                              as consented to by the Buyer.

(b)                                 Without limiting the generality of the foregoing, the Sellers shall use their commercially reasonable efforts to preserve the goodwill of the Corporations’ customers, employees, suppliers and other with whom the Corporations have business relations.  Sellers will not cause or permit either Corporation to (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock; (ii) enter into employment agreements, modifying existing employment agreements or grant any compensation increases or other additional compensation to employees (other than seasonal employees); or (iii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 4.9 above.

Section 5.4                                   Notice of Developments.

Each Party will give written notice within three days to the other Parties of any development causing a Breach of any of the representations and warranties in Article III or Article IV above either in respect of representations made as of the date of this Agreement or in respect of a Breach of a representation or warranty which would cause a Party to be unable to satisfy the conditions set forth in Section 7.1 or Section 7.2.   The Parties shall be entitled to make such determination in their discretion, acting reasonably, as to whether an event of circumstance constitutes a Breach.  Such notices may take the form of an amendment or supplement of any of the representations or Schedules to this Agreement or the creation of a new Schedule to this Agreement or any other form as may be applicable.  A written notice given pursuant to this Section 5.4 shall become an exhibit to this Agreement and shall be incorporated herein if such notice is delivered prior to the Closing.  If the Party to whom the notice is addressed receives such notice prior to Closing and thereafter participates in the Closing, such Party will be deemed to have waived any claims relating to the matters specified in such notice; however, no waiver shall be deemed to have been made with respect to any claims that arise from or are the subject of matters that are not specifically stated in such notice.  Such notices must be delivered on or before 72 hours before the Closing Time.  If any such notice is delivered after such period, the Closing Time shall be delayed to a time that is 72 hours (or the same hour on the next business day if such time falls on a day that is not a business day in Houston Texas) after the delivery of such notice, except as otherwise may be agreed by the Buyer and the Sellers.

Section 5.5                                   Exclusivity.

(a)                                 Subject to Section 5.5(b), the Sellers will not (and will cause the Corporations to not) solicit, directly or through any intermediary, offers for the Trace Common Stock and all or substantially all of the assets of the Corporations, from any Person other than the Buyer and its Affiliates.  If the Sellers, the Corporations or their respective Representatives receive an unsolicited bona fide third-party offer to sell or otherwise acquire the Trace Common Stock or all or substantially all of Trace’s assets, the Buyer shall be given prompt notice of such offer and the Sellers shall notify the Person making such offer of the provisions of this Section 5.5.

(b)                                 The obligation under this Section 5.5 will terminate, and the Sellers, the Corporations and their Representatives will be able to solicit any offer of any kind for some or all of the Trace Common Stock or some or all of the assets of the Corporations without any restriction whatsoever, upon the earlier of:

(i)                                     receipt by the Sellers of a proposal by the Buyer to reduce the amount of the Purchase Price or otherwise alter the consideration that comprises the Purchase Price;

(ii)                                  the Buyer’s failure to deliver to the Sellers, on or prior to the date that is 30 days from the date of the Agreement, written notification that Buyer’s due diligence is completed; or

(iii)                               the Buyer’s failure to deliver to the Sellers, on or prior to the date that is 60 days from the date of the Agreement, written evidence that the Buyer has obtained financing commitments that will allow it to pay the Purchase Price which commitments are not subject to conditions other than those set forth in Section 7.1.

Section 5.6                                   Access and Investigation.

(a)                                 Between the date of this Agreement and the Closing Date, and upon reasonable advance notice received from the Buyer, the Corporations shall (and Sellers shall cause the Corporations to) (a) afford the Buyer and its Representatives and prospective lenders and their Representatives (collectively, “Buyer Group”) full and free access, during regular business hours, to the Corporations’ personnel, properties (including non-destructive subsurface testing), Contracts, Governmental Authorizations, books and records and other documents and data, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of the Corporations; the performance of the Corporations’ or the Sellers’ duties under this Agreement or the transactions contemplated hereby, (b) furnish Buyer Group with copies of all such Contracts, Governmental Authorizations, books and records and other existing documents and data as Buyer Group may reasonably request; (c) furnish Buyer Group with such additional financial, operating and other relevant data and information regarding the Corporations as Buyer may reasonably request; and (d) otherwise cooperate and assist, to the extent reasonably requested by Buyer, with Buyer’s investigation of the properties, assets and financial position related to the Corporations, except where the Sellers or the Corporations are contractually precluded by an agreement pre-existing the date of this Agreement (or are otherwise precluded by applicable Legal Requirement)  from making such material available or taking any such action.  Notwithstanding these requirements, the Corporations (and the Sellers) shall have no obligation to create any new information for the Buyer;

(b)                                 Buyer acknowledges and agrees that all such material and information provided to Buyer Group shall constitute Confidential Information (unless such information is excluded by the terms of the definition of Confidential Information);

(c)                                  In addition, Buyer upon reasonable advance notice received from the Buyer shall have the right to have the real property and Tangible Personal Property inspected by Buyer Group, at Buyer’s sole cost and expense, during regular business hours, for purposes of determining the physical condition and legal characteristics of the real property and Tangible Personal Property and such rights of access shall be exercised in a manner that does not unreasonably interfere with the operations of the Corporations, the performance of the Corporations’ or the Sellers’ duties under this Agreement or the transactions contemplated hereby, except that where the Sellers or the Corporations are contractually precluded by an agreement pre-existing the date of this Agreement (or are otherwise precluded by law) from taking any such action they shall not be obligated to provide such access; and

(d)                                 In the event subsurface testing is recommended by any of Buyer Group, Buyer shall be permitted to have the same performed, at its own cost only after agreeing to indemnify the Corporations from all Adverse Consequences arising from such testing, obtaining adequate insurance, necessary permits and after receiving consent from the Corporations, which shall not be unreasonably withheld, and the land owner.  Before conducting such activities, Buyer shall enter into a site access agreement with the owner of the real property with respect to such testing.

Section 5.7                                   Confidential Information of Corporations and Sellers.

(a)                                 Until the Closing (except in respect of Confidential Information regarding the Sellers, in which case such obligation shall not terminate), all Confidential Information, as hereinafter defined, acquired by Buyer Group with respect to the Corporations or the Sellers shall be: (a) maintained in strict confidence; (b) used only for the purpose of and in connection with evaluating the transaction contemplated herein; and (c) disclosed only to employees and duly authorized agents and representatives of Buyer Group who have been informed of the obligations of the Buyer under this Section 5.7, have a need to know the information in connection with the transactions contemplated by this Agreement, agree to keep such information confidential, and agree to be bound by the terms of this provision to the same extent as if they were parties hereto.  The Buyer shall keep a record of such individuals and shall confirm their compliance with the provisions of this obligation.

(b)                                 In the event that any of Buyer Group is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, then the Buyer will notify the Sellers promptly of the request or requirement so that the Sellers may seek an appropriate protective Order or waive compliance with the provisions of this Section 5.7.  If, in the absence of a protective Order or the receipt of a waiver hereunder, any of Buyer Group is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal, Buyer Group may disclose the Confidential Information to the tribunal; provided, however, that the disclosing member of Buyer Group shall use his or its commercially reasonable efforts to obtain, at the reasonable request of the Sellers, an Order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Sellers shall designate.

(c)                                  For the purposes of this Section 5.7, the term “Confidential Information” shall mean all information acquired by Buyer Group from the Sellers, the Corporations or their Representatives with respect to the business of the Corporations other than information generally available to the public (other than as a result of disclosure by Buyer Group or its Representatives in violation of this Section 5.7) and information which becomes available to Buyer Group on a non-confidential basis from a source other than the Sellers or the Corporations or their Representatives (provided that such source is not known by Buyer Group to be bound by a confidentiality agreement with, or other obligation of secrecy to the Sellers, the Corporations or another party).  If the Closing does not occur, all Confidential Information in written or printed or other tangible form (whether copies or originals) held by Buyer Group shall be returned to Trace and all documents, memoranda, notes and other writings whatsoever prepared by Buyer Group based on the Confidential Information shall be destroyed and, upon written request of Trace, the Buyer shall provide confirmation from itself and each entity which comprises Buyer Group of compliance with this provision.

ARTICLE VI.
POST-CLOSING COVENANTS

The Parties agree as follows with respect to the period following the Closing.

Section 6.1                                   General.

In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article VIII below).  The Sellers acknowledge and agree that from and after the Closing the Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Corporations.  After Closing, the Sellers shall have access to all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the

Corporations at their sole cost and expense, and such records shall not be destroyed prior to the expiration of five years following the Closing Date, unless otherwise agreed to by the Parties.

Section 6.2                                   Litigation Support.

In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Corporations, each of the other Parties will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel upon reasonable notice, and provide such testimony and access to their books and records upon reasonable notice as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party which shall be paid within 30 days of an invoice being rendered) (unless the contesting or defending Party is entitled to indemnification therefor under Article VIII below or such disclosure is prohibited by applicable Legal Requirements or by a pre-existing duty or covenant of confidentiality).

Section 6.3                                   Transition.

For a period of two years after the Closing Date, SCF will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Corporations from maintaining the same business relationships with the Corporations after the Closing as it maintained with the Corporations prior to the Closing except to the extent that such action: (a) is taken by SCF in the course of exercising any of its rights pursuant to this Agreement or defending any claim made against SCF pursuant to this Agreement; (b) involves the direct or indirect sale or disposition of any of the Geokinetics Shares; or (c) results from any activity undertaken after the Closing Date, of SCF or any entity in which it has an investment, its limited partners, its general partner or any of their Related Persons or their Representatives or Representatives of their Related Persons, including any business activities that compete directly with the businesses of the Corporations as constituted on the Closing Date or anytime thereafter.  SCF will refer all customer inquiries relating to the business of the Corporations to the Buyer after the Closing.

Section 6.4                                   Confidentiality.

(a)                                 SCF will treat and hold as such all of the Confidential Information, and refrain from using any of the Confidential Information except in connection with this Agreement or otherwise in connection with it having been a shareholder of Trace, and after the Closing Date destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in its possession except to the extent that such Confidential Information is contained within other documents which do not otherwise constitute Confidential Information or is otherwise required to permit SCF to maintain its own records, as it determines in its discretion, in order to assert its rights pursuant to this Agreement or defend against any claim made by the Buyer pursuant to this Agreement.

(b)                                 In the event that SCF is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, then SCF will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective Order or waive compliance with the provisions of this Section 6.4.  If, in the absence of a protective Order or the receipt of a waiver hereunder, SCF is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, SCF may disclose the Confidential Information to the tribunal; provided, however, that SCF shall use its commercially reasonable efforts to obtain, at the reasonable request of Buyer, an Order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate.  The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

(c)                                  For the purposes of this Section 6.4, the term “Confidential Information” shall mean all information acquired by SCF from the Corporations or their Representatives with respect to the business of the Corporations other than information generally available to the public (other than as a result of disclosure by SCF or its Representatives in violation of this paragraph) and information which becomes available to SCF on a non-confidential basis from a source other than the Corporations or their Representatives (provided that such source is not known by SCF to be bound by a confidentiality agreement with, or other obligation of secrecy to the Corporations).

Section 6.5                                   Restrictive Legend.

Each certificate representing Geokinetics Shares will be imprinted with a legend substantially in the following form:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAW. NO TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE SHALL BE VALID OR EFFECTIVE UNLESS SUCH TRANSFER IS MADE (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS, OR (B) PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ANY APPLICABLE STATE OR LOCAL SECURITIES LAW (INCLUDING WITHOUT LIMITATION THE DELIVERY OF A LEGAL OPINION FROM COUNSEL TO THE TRANSFEROR, REASONABLY SATISFACTORY, IF REQUESTED BY THE COMPANY).

Each holder desiring to transfer a Geokinetics Share first must furnish the Buyer with (i) a written opinion reasonably satisfactory to Buyer in form and substance from counsel reasonably satisfactory to Buyer by reason of experience to the effect that the holder may transfer the Geokinetics Shares as desired without registration under the Securities Act and (ii) a written undertaking executed by the desired transferee reasonably satisfactory to Buyer in form and substance agreeing to be bound by the restrictions on transfer contained herein.

Section 6.6                                   [Not used]

Section 6.7                                   Withholding Tax and Clearance Certificates.

(a)                                 Each of the Sellers who is not a resident of Canada for the purposes of the Income Tax Act (Canada) (the “Tax Act”) (each such Person referred to herein as a “Non-Resident Seller”) shall attempt to deliver or cause to be delivered to the Buyer at or prior to the Closing Date a clearance certificate (a “Section 116 Certificate”) issued by the Canada Revenue Agency pursuant to Section 116 of the Tax Act in respect of the disposition of the Non-Resident Seller’s Trace Common Stock.

(b)                                 Each such Section 116 Certificate shall fix (or otherwise be based on an amount equal to) a certificate limit that is not less than the price payable to the applicable Non-Resident Seller for the Non-Resident Seller’s Trace Common Stock (such price for the Non-Resident Seller’s Trace Common Stock being referred to herein as the “NRV Purchase Price” and, in the case of the partial payment with Geokinetics Shares as referred to in Section 2.2(a), shall have an amount added to the cash portion of the Purchase Price payable to them equal to the number of Geokinetics Shares multiplied by the 10 day weighted average trading price of the shares of the common stock of the Buyer before the Closing Date (converted to Canadian dollars using the Exchange Rate).

(c)                                  If a Non-Resident Seller does not deliver or cause to be delivered a Section 116 Certificate containing a certificate limit as required by Section 6.7(b) to the Buyer at or prior to the Closing Date, the Non-Resident Seller acknowledges that the Buyer shall be entitled to deduct an amount from the NRV Purchase Price payable by the Buyer to the Non-Resident Seller on the Closing Date equal to 25% of such NRV Purchase Price, provided that a corresponding amount of any such deduction (the “Withheld Amount”) shall be paid in cash and deposited by the Buyer to the Sellers’ Solicitors on the Closing Date, on the condition that such amount shall be held by the Sellers’ Solicitors in trust pending the delivery to the Buyer of a Section 116 Certificate with a certificate limit that is not less the full amount of the NRV Purchase Price payable to the Non-Resident Seller, all in accordance with the following terms and conditions:

(i)                                     the deposit of the Withheld Amount with the Sellers’ Solicitors by the Buyer on the Closing Date shall satisfy the Buyer’s payment obligation in respect of the corresponding portion of the NRV Purchase Price payable to the Non-Resident Seller;

(ii)                                  the amount deposited with the Sellers’ Solicitors shall be held in trust by the Sellers’ Solicitors for the benefit of the Non-Resident Seller and the Buyer for payment to the Non-Resident Seller and the Receiver General for Canada, as described below;

(iii)                               promptly upon the Non-Resident Seller’s providing a Section 116 Certificate to the Buyer with a certificate limit that is not less the NRV Purchase Price payable to the Non-Resident Seller, the full amount of the funds held in trust by the

Sellers’ Solicitors for the Non-Resident Seller (including any interest earned on the funds held in trust less any Canadian withholding tax on such interest) shall be paid to the Non-Resident Seller;

(iv)                              if a Section 116 Certificate has not been provided to the Buyer as set out above on or before the 30th day after the end of the month in which the Closing Date occurs, the Sellers’ Solicitors shall remit the full amount it continues to hold in trust for the applicable Non-Resident Seller at that date (less any interest earned in respect of such funds) to the Receiver General for Canada in satisfaction of the Buyer’s withholding tax liability in respect of the purchase of the Non-Resident Seller’s Trace Common Stock pursuant to subsection 116(5) of the Tax Act, unless the Non-Resident Seller provides evidence satisfactory to the Buyer (acting reasonably) that the Canada Revenue Agency has instructed that the funds not be remitted at such time, in which case the funds held by the Escrow Agent shall continue to be held in trust;

(v)                                 in the event that subparagraph (iv) applies to defer the time at which amounts would otherwise be required to be remitted to the Receiver General for Canada under that paragraph, the provisions of this paragraph (c) shall continue to apply to any such withheld funds as if the reference to the date that such amounts are required to be remitted to the Receiver General for Canada were instead a reference to the new date set by the Canada Revenue Agency as the date for the remittance or the date remittance is otherwise required by law;

(vi)                              if the aggregate certificate limit in the Section 116 Certificate provided to the Buyer by the Non-Resident Seller is less than the NRV Purchase Price payable to the Non-Resident Seller, the Sellers’ Solicitors shall remit 25% of the difference between such excess NRV Purchase Price amount and the certificate limit shown in the Section 116 Certificate to the Receiver General for Canada in satisfaction of the Buyer’s withholding tax liability in respect of the purchase of the Non-Resident Seller’s Trace Common Stock pursuant to subsection 116(5) of the Tax Act, and any excess funds held by the Sellers’ Solicitors following such remittance (including any interest earned on the funds held in trust less any Canadian withholding tax on such interest) shall be paid to the Non-Resident Seller;

(vii)                           the funds held by the Sellers’ Solicitors for the Non-Resident Seller shall be invested in an interest bearing account, with any such interest (less any applicable Canadian withholding tax) to accrue for the benefit of the Non-Resident Seller; and

(viii)                        if requested by the Non-Resident Seller, the Sellers’ Solicitors will be entitled to pay all or any portion of the funds that it holds in trust for the Non-Resident Seller directly to the Receiver General for Canada against delivery by the Canada Revenue Agency of a Section 116 Certificate.

Section 6.8                                   Registration Rights.

On the Closing Date, the Buyer and the Sellers shall enter into the Registration Rights Agreement in substantially the form attached hereto as Exhibit B.

Section 6.9                                   Transferred Information.

The Buyer covenants and agrees to:

(a)                                 prior to the completion of the transactions contemplated herein, collect, use and disclose the Transferred Information solely for the purpose of reviewing and completing the transactions contemplated herein, including the determination to complete such transactions, and only collect, use and disclose such information to the extent necessary to meet such purpose and as authorized or permitted by law;

(b)                                 after the completion of the transactions contemplated herein: (i) collect, use and disclose the Transferred Information only for those purposes for which the Transferred Information was initially collected from or in respect of the individual to which such Transferred Information relates, unless: (A) the Buyer has first notified such individual of such additional purpose, and where required by law, obtained the consent of such individual to such additional purpose, or (B) such use or disclosure is permitted or authorized by law, without notice to, or consent from, such individual; and (ii) where required by applicable Legal Requirement, promptly notify the individuals to whom the Transferred Information relates that the transactions contemplated herein have taken place and that the Transferred Information has been disclosed to the Buyer;

(c)                                  return or destroy the Transferred Information, at the option of the Sellers, should the transactions contemplated herein not be completed; and

(d)                                 where the disclosure or transfer of Transferred Information to the Buyer requires the consent of, or the provision of notice to, the individual to which such Transferred Information relates, to not require or accept the disclosure or transfer of such Transferred Information until the Sellers have first notified such individual of such disclosure or transfer and the purpose for same, and where required by law, obtained the individual’s consent to same.

ARTICLE VII.
CONDITIONS TO OBLIGATIONS TO CLOSE

Section 7.1                                   Conditions to Obligations of the Buyer.

The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a)                                 all of the representations and warranties of the Sellers made in this Agreement (and as modified pursuant to Section 5.4) shall be true and correct in all respects as of the Closing Date (unless they expressly refer to an earlier date) with the same effect as if made at and as of the Closing Time (and for the purpose of this condition, the representations and warranties of the Sellers made in this Agreement shall be read as though none of them contained any “material adverse effect” or other materiality qualification), except to the extent that any breach of such representations and warranties arises from the actions of the Sellers or the Corporations which are required by this Agreement or are consented to by the Buyer;

(b)                                 the Sellers shall have complied with and performed all of their obligations in this Agreement to be performed or complied with at or before Closing, except to the extent that any breach of such obligations is consented to by the Buyer;

(c)                                  since the date of the Agreement, the business of Trace has been conducted in the Ordinary Course of Business (except as otherwise permitted by this Agreement) and in the absence of any material casualty or material adverse change in the conduct of such business;

(d)                                 the Buyer shall have finalized financing arrangements, satisfactory to the Buyer, with Blackhawk Capital Partners or another Person, in the Buyer’s sole discretion, to pay the Purchase Price as specified in this Agreement;

(e)                                  the Buyer shall have agreed to employment terms with the Retained Employees, such terms to be subject to the completion of Closing and to include compensation, description of duties, non-competition and non-solicitation covenants, and incentive compensation provisions (including, where applicable, participation in the Buyer’s 401K to the extent such employees are eligible for participation);

(f)                                   as of the Closing Date, Trace shall have contracts which allow for a backlog of at least CDN$19,000,000, which contracts shall reflect profit margins consistent with Trace’s prior bidding practices;

(g)                                  the Buyer shall have completed its due diligence review of Trace to its satisfaction in its absolute and sole discretion;

(h)                                 the consummation of the transactions contemplated by this Agreement will not result in the acceleration of a termination right (or the creation of a termination right) or the actual termination of, any Material Contract;

(i)                                     Trace shall have exercised its option to purchase the Additional Seismic Equipment pursuant to the terms of the option agreement between Trace and Input-Output Inc. and the I/O Option Price shall have been paid by Trace in cash or debt (which debt shall be incurred on terms and conditions satisfactory to the Buyer), or has been exercised on the basis that the I/O Option Cost will be paid by Trace (or the Buyer) at the Closing Time or thereafter;

(j)                                    the Sellers shall have entered into the Escrow Agreement and the Registration Rights Agreement;

(k)                                 the Seller Consents and Approvals and the Buyer Consents and Approvals shall have been obtained with no conditions other than those agreed to in writing by the Buyer, acting reasonably, or complied with on or before the Closing and the Seller Consents and Approvals shall be in form and have terms satisfactory to the Buyer, acting reasonably;

(l)                                     the Sellers shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Section 7.1(a), (b), (c), (f), (h) and (i) is satisfied in all respects;

(m)                             the final Schedules to Section 3.1 and Article IV of this Agreement shall have been delivered to the Buyer by the Sellers not less than three business days prior to the Closing, and such Schedules shall be satisfactory to the Buyer in its sole discretion;

(n)                                 the Buyer shall have received the resignations, effective as of the Closing, of each director and officer of the Corporations resigning their positions as an officer or director, as the case may be, other than those whom the Buyer shall have specified in writing at least three business days prior to the Closing; and

(o)                                 Trace shall have delivered to Buyer consolidated financial statements of the Corporations for the fiscal year ended December 31, 2002, 2003, and 2004, together with the consent (which consent shall be in form acceptable to Buyer, acting reasonably) of the Corporations’ independent auditors to the inclusion of such financial statements and the related reports thereon (i) in the Buyer’s required filings with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, after the Closing Date or (ii) in any registration statement or other offering document required to be prepared by the Buyer in order to register its securities, or perfect an exemption from applicable registration requirements, under the Securities Act of 1933, as amended, or applicable state securities laws.

The Buyer may waive any condition specified in this Section 7.1 if it executes a notice in writing so stating at or prior to the Closing.  If any of the conditions specified in this Section 7.1 are not complied with (provided such non-compliance did not arise from the acts or omissions of the Buyer) or waived by the Buyer on or before the Closing Date (other than Section 7.1(g), for which the Buyer must provide the Sellers with notice of non-satisfaction on or before the date that is 30 days from the date of this Agreement and if no such notice is received by such date it shall be deemed to have been satisfied) the Buyer may terminate this Agreement by written notice to the Sellers.

Section 7.2                                   Conditions to Obligation of the Sellers.

The obligation of the Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

(a)                                 all of the representations and warranties of the Buyer made in this Agreement (and as modified pursuant to Section 5.4) shall be true and correct in all respects as of the Closing and with the same effect as if made at and as of the Closing Date, except to the extent that any breach of such representations and warranties arises from the actions of the Buyer which are required by this Agreement or are consented to by SCF;

(b)                                 the Buyer shall have complied with and performed all of the terms and conditions in this Agreement on its part to be performed or complied with at or before Closing, except to the extent that any breach of such obligations is consented to by SCF;

(c)                                  since the date of this Agreement, the Buyer’s business has been conducted in the Ordinary Course of Business and in the absence of any material casualty of material adverse change in the conduct of such business;

(d)                                 the Buyer shall have entered into the Escrow Agreement and the Registration Rights Agreement;

(e)                                  the Seller Consents and Approvals and the Buyer Consents and Approvals shall have been obtained with no conditions other than those agreed to in writing by the Sellers, acting reasonably, or complied with on or before the Closing and the Buyer Consents and Approvals shall be in form and have terms satisfactory to the Sellers, acting reasonably;

(f)                                   the Buyer shall have delivered to the Sellers a certificate to the effect that each of the conditions specified above in Section 7.2(a), (b), (c) and (d) is satisfied in all respects;

(g)                                  the final Schedules to Section 3.2 of this Agreement shall have been delivered to the Sellers by the Buyer not less than three business days prior to the Closing, and such Schedules shall be satisfactory to the Sellers in their sole discretion.  The Buyer may amend the Schedules to Section 3.2 up to the day that is three business days prior to the Closing; and

(h)                                 the directors of the Corporations and the Minority Corporations and SCF shall have received releases from the Corporations and the Minority Corporations that are satisfactory to them, and the Buyer, in each case acting reasonably.

SCF, on behalf of the Sellers, may waive any condition specified in this Section 7.2 if it executes a notice in writing so stating at or prior to the Closing.  If any of the conditions specified in this Section 7.2 are not complied with or waived by SCF on or before the Closing Date (provided such non-compliance did not arise from the acts or omissions of the Sellers), SCF, on behalf of the Sellers, may terminate this Agreement by written notice to the Buyer.

Section 7.3                                   Information Regarding the Satisfaction of Conditions

At the request of the Sellers, the Buyer shall provide information to the Sellers regarding progress that is made in satisfaction in the conditions set forth in Section 7.1.  At the request of the Buyer, the Sellers shall provide information to the Buyer regarding progress that is being made in the satisfaction of the conditions set forth in Section 7.2.  Such information shall be delivered to the requesting Party in such reasonable detail as will permit such Party to assess progress that has been made by the other Party (or Parties) in the satisfaction of the conditions and such information shall be provided promptly after such request.

ARTICLE VIII.
REMEDIES FOR BREACHES OF THIS AGREEMENT

Section 8.1                                   Survival of Representations and Warranties.

All of the representations, warranties and covenants of the Parties contained in this Agreement and any certificates delivered at Closing shall survive the Closing hereunder (but not if notice of a Breach is provided pursuant to Section 5.4) and continue in full force and effect for a period of twelve months following the Closing Date (or lesser period specified by any applicable statutes of limitations).  The twelve month period set forth in this Section 8.1 shall not apply with respect to the inaccuracy or breach of the representations set forth in (a) Section 4.17, which representations shall survive the Closing and continue in full force and effect until the earlier of:  (i) 36 months following the Closing Date; and (ii) the occurrence of an event described in Section 8.4(i)(v), so long as such event occurs after the first anniversary of the Closing Date; and (b) Section 3.1(e), which shall survive the Closing and continue in full force and effect (subject to the applicable statute of limitations).

Section 8.2                                   Indemnification Provisions for Benefit of the Buyer

If the Closing Time occurs, in the event any Seller Breaches any of the representations, warranties, covenants or agreements contained in this Agreement or in any certificate delivered by the Sellers with respect hereto in connection with the Closing, provided that an Acquiror Party provides a Claim Notice to the Sellers pursuant to Section 8.5 below within the survival period specified in Section 8.1, then each of the Sellers shall indemnify (individually as to a Seller’s Breach of any of the representations set forth in Section 3.1 above, but severally in the case of a Breach of any other representations, warranties, covenants or agreements made by the Sellers in this Agreement) from the Escrow Fund the Buyer and the Corporations (each, an “Acquiror”) and each of Acquiror’s respective officers, directors, employees, agents, Representatives, Affiliates, successors and permitted assigns (collectively, “Acquiror Parties”) and hold each of them harmless from and against and pay on behalf of or reimburse such Acquiror Parties in respect of the entirety of any Adverse Consequences such Acquiror Parties may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the Breach.  For the purpose of this Article VIII, the representations and warranties of the Sellers made in this Agreement shall be read as though none of them contained any “material adverse effect” or other materiality qualification (which, for greater certainty, does not apply to any knowledge qualification or a qualification as to significance).

Section 8.3                                   Indemnification Provisions for Benefit of the Sellers.

In the event the Buyer Breaches any of its representations, warranties, and covenants contained herein, provided that the Sellers provide a Claim Notice to the Buyer pursuant to Section 8.5 below within the survival period specified in Section 8.1, the Buyer shall indemnify each of the Sellers from and against the entirety of any Adverse Consequences the Seller may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the Breach.  For the purpose of this Article VIII, the representations and warranties of the Buyer made by in this Agreement shall be read as though none of them contained any “material adverse effect” or other materiality qualification.

Section 8.4                                   Limitation of Indemnities.

(a)                                 No claims, demands, suits, actions, proceedings or remedies (“Claims”) with respect to the indemnities provided by this Agreement shall be made or be available unless a Claim Notice (as that term is defined in Section 8.5(b)) has been given by the party making the Claim to the other parties hereto within twelve months of the Closing Date (or lesser period specified in any applicable statute of limitations), except in the case of a claim for a Breach of the representations set forth in Section 3.1(e) which may be made up until the applicable limitation period expires;

(b)                                 The Sellers’ liability pursuant to this Article VIII shall be limited to the Escrow Amount (including any interest thereon) and the Acquiror Party shall have no remedy whatsoever against the Sellers or any other asset or interest of them in respect of any such Claim, even in the event that the Escrow Amount is lost or is not otherwise available, except as provided in Sections 8.4(i) and 8.9;

(c)                                  The Sellers shall have no obligation to provide any indemnity to the Acquiror Parties unless and until the aggregate of all Adverse Consequences suffered by the Acquiror Parties thereunder exceed CDN$150,000, which amount shall be treated as a deductible and such initial amount of CDN$150,000 amount shall not be indemnifiable by the Sellers pursuant to Section 8.2;

(d)                                 The Buyer shall have no obligation to provide any indemnity to the Sellers unless and until the aggregate of all Adverse Consequences suffered by the Sellers thereunder exceeds CDN$150,000, which amount shall be treated as a deductible and such initial amount of CDN$150,000 shall not be indemnifiable by the Buyer pursuant to Section 8.3;

(e)                                  The indemnification obligations of the Sellers and the Buyer hereunder with respect to any Adverse Consequences suffered by an Indemnified Party shall be deemed reduced by the amount of (i) any insurance proceeds received by such Indemnified Party with respect to such Adverse Consequences and (ii) any payments received by such Indemnified Party pursuant to Section 2.4 which would otherwise result in an indemnification obligation under Section 8.2 or 8.3, as applicable;

(f)                                   No Acquiror Party may make a claim pursuant to this Article VIII for any matter arising from any circumstance, matter or thing actually known by the Buyer or its Representatives on or before the Closing Time;

(g)                                  The Sellers may not make a claim pursuant to this Article VIII for any matter arising from any circumstance, matter or thing actually known by the Sellers or its Representatives on or before the Closing Time;

(h)                                 The Acquiror Parties and the Sellers shall not be entitled to rely on the provisions of this Article VIII in respect of any claim regarding the obligations set forth in Section 2.4; and

(i)

(i)                                     The Escrow Agent shall hold the Geokinetics Shares and any proceeds derived therefrom (the “Escrowed Assets”) in escrow (the “Tax Liability Escrow”) until the second anniversary of the Closing Date, at which time such portion of the Escrowed Assets that represents 80% of the value of the Escrowed Assets at that date that are in excess of the amount of any Claim or Claims for a Tax Breach that are pending at that date, as determined in accordance with this Section 8.4(i)(iv), shall be released from the Tax

Liability Escrow to the Sellers and shall no longer form part of the Escrowed Assets.  The remaining Escrowed Assets shall continue to be held in the Tax Liability Escrow until the third anniversary of the Closing Date, at which time such remaining Escrowed Assets, subject to the terms of the Escrow Agreement, shall be released from the Tax Liability Escrow to the Sellers and shall no longer form part of the Escrowed Assets.  The Sellers shall be permitted at all times to dispose of the Geokinetics Shares or any other Escrowed Assets  held in the Tax Liability Escrow so long as the Escrow Agent retains all proceeds from any such disposition in the Tax Liability Escrow;

(ii)                                  If an Acquiror Party provides a Claim Notice pursuant to Section 8.5 (after all of the Escrow Amount has been released pursuant to the Escrow Agreement) with respect to a Claim for a Breach by any of the Sellers of any of the representations set forth in Section 4.17 (a “Tax Breach”), the Sellers’ liability pursuant to this Article VIII in respect of such Tax Breach shall be limited to an amount equal to the lesser of:

(A)                               the value of the Escrowed Assets as of the date the Claim is satisfied; and

(B)                               the Escrow Amount less all payments previously made to any Acquiror Party therefrom or from the Escrowed Assets.

There shall be no claim against all or any portion of the Escrowed Assets if at the time the Claim Notice is received by the Sellers any portion of the Escrow Amount remains in escrow under the Escrow Agreement.

(iii)                               The Acquiror Party shall have no remedy whatsoever against the Sellers or any other asset or interest of them in respect of any such Claim for a Tax Breach set forth in a Claim Notice provided pursuant to Section 8.4(i)(ii), even in the event that the Escrowed Assets are lost or are not otherwise available;

(iv)                              The value of any Geokinetics Shares that form part of the Escrowed Assets at any time and from time to time shall be equal to the number of such Geokinetics Shares multiplied by the 10 day weighted average trading price of the shares of the common stock of the Buyer before such time (converted to Canadian dollars using the Exchange Rate).  The value of any other assets forming part of the Escrowed Assets shall be determined by the Sellers acting reasonably;

(v)                                 The provisions of this Section 8.4(i) shall terminate and be of no force and effect upon the Buyer undergoing a merger (in which the Buyer is not the surviving entity), tender offer, reorganization, sale of all or substantially all of its assets, disposition (in a single transaction or series of related transactions) of at least 50% of its common shares or similar transaction resulting in a change in control of the Buyer, in which case the Tax Liability Escrow shall terminate and all remaining Escrowed Assets shall be released to the Sellers; and

(vi)                              If, at any time, the Escrowed Assets include cash at least equal to the amount of the Escrow Amount less all previous payments made to any Acquiror Party from either the Escrow Amount or the Escrowed  Assets, the Escrow Agent shall, upon written request from the Sellers, release to the Sellers all Escrowed Assets other than an amount of cash equal to the Escrow Amount less all previous payments to made to any Acquiror Party from either the Escrow Amount or the Escrowed Assets.

Section 8.5                                   Indemnification Procedure.

The following procedure shall apply to a claim for indemnity described in this Article VIII:

(a)                                 For purposes of this Section, the term “Indemnifying Party” when used in connection with a Claim shall mean the Person having an obligation to indemnify another Person with respect to such Claim pursuant to this Agreement and the term “Indemnified Party” when used in connection with a particular Claim shall mean the Person having the right to be indemnified with respect to such Claim by the Indemnifying Party pursuant to this Agreement;

(b)                                 To make claim for indemnification, an Indemnified Party shall notify the Indemnifying Party of its Claim, including the specific details of and specific basis under this Agreement for its Claim (the “Claim Notice”).  In the event that the claim for indemnification is based upon a Claim by a third party against the Indemnified Party (a “Third Party Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided that the failure of any Indemnified Party to give notice of a Third Party Claim as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third Party Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Third Party Claim or increases the amount of liability or cost of defense.  In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement which was inaccurate or breached;

(c)                                  The Indemnifying Party shall have the right, by notice to the Indemnified Party given not later than 60 days after receipt of the Claim Notice, to assume the control of the compromise, settlement and defense of the Third Party Claim, provided that such assumption shall, by its terms, be without cost to the Indemnified Party.  The Indemnified Party is authorized, prior to and during such 60-day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party;

(d)                                 Upon the assumption of control of any Third Party Claim by the Indemnifying Party on the basis provided herein, the Indemnifying Party shall diligently proceed with the defense, compromise or settlement of the Third Party Claim, including, the employment of counsel satisfactory to the Indemnifying Party and, in connection therewith, the Indemnified Party shall: (i) cooperate fully and to make available to the Indemnifying Party all pertinent information, documents and witnesses under the Indemnified Party’s control; and (ii) make such assignments and take such other steps as on the advice of counsel for the Indemnifying Party are reasonably necessary to enable the Indemnifying Party to conduct such defense;

(e)                                  Notwithstanding any other provision contained herein, the Indemnified Party, at its sole expense, shall have the right to participate in the negotiation, settlement and defense of any Third Party Claim and the Indemnifying Party shall not negotiate, settle, compromise or pay any Third Party Claim without the prior written consent of the Indemnified Party; such consent not to be unreasonably withheld or delayed;

(f)                                   Should the Indemnifying Party fail to give notice to the Indemnified Party in accordance with subsection (d) above, the Indemnified Party shall diligently proceed with the defense, compromise or settlement of the Third Party Claim, and, in connection therewith, the Indemnifying Party shall, at its sole expense, cooperate fully to make available to the Indemnified Party all pertinent information and witnesses under the Indemnifying Party’s control and (ii) make such assignments and take such other steps as on the advice of counsel for the Indemnified Party are reasonably necessary to conduct such defense. Notwithstanding any other provision contained herein, the Indemnifying Party shall have the right to participate in the negotiation, settlement and defense of any Third Party Claim, at its sole expense, and under no circumstance shall the Indemnified Party negotiate, settle, compromise or pay (except in the case of payment of a judgment) any Third Party Claim without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed; and

(g)                                  In the case of a claim for indemnification not based upon a Third Party Claim (a “Direct Claim”), the Indemnifying Party shall have 60 days from its receipt of the Claim Notice to (i) cure the Adverse Consequences that form the substance of the Claim; (ii) admit its liability for such Adverse Consequences or (iii) dispute the Claim for such Adverse Consequences.  If the Indemnifying Party does not notify the Indemnified Party within such 60-day period that it has cured the Adverse Consequences or that it disputes the Claim for such Adverse Consequences, the amount of such Adverse Consequences shall conclusively be deemed a liability of the Indemnifying Party hereunder.  The Indemnified Party shall cooperate fully to make available to the Indemnifying Party all pertinent information, documents and witnesses under the Indemnified Party’s control.  The Indemnified Party shall not be entitled to the payment of any of its expenses in this regard from the Escrow Amount until the outcome of such proceedings is known and the obligation of the Indemnifying Party is determined.

Section 8.6                                   Determination of Adverse Consequences.

All indemnification payments under this Article VIII shall be deemed adjustments to the Purchase Price except as required by applicable Legal Requirements.

Section 8.7                                   Excluded Damages

Notwithstanding any other provision of this Agreement, no Indemnified Party shall be entitled to any consequential damages including exemplary, punitive, incidental, indirect or special damages (collectively “Excluded Damages”) suffered by an Indemnified Party except to the extent  such Excluded Damages were incurred by a third party and are the subject of a Third-Party Claim asserted by that third-party after the Closing Date, and Buyer hereby releases Seller, and Seller hereby releases Buyer, in each case to the fullest extend applicable law permits, from liabilities for all Excluded Damages.

Section 8.8                                   Scope of the Representations and Warranties of Sellers.

THE BUYER ACKNOWLEDGES THAT EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT THE SELLERS HAVE NOT MADE, AND THE SELLERS HEREBY EXPRESSLY DISCLAIM AND NEGATE, AND BUYER HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO, AND THE BUYER HEREBY EXPRESSLY WAIVES AND RELINQUISHES ANY AND ALL RIGHTS, CLAIMS AND CAUSES OF ACTION AGAINST THE SELLERS AND ITS REPRESENTATIVES IN CONNECTION WITH, THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL), HERETOFORE FURNISHED TO THE BUYER AND ITS REPRESENTATIVES BY OR ON BEHALF OF THE SELLERS.  EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE SELLERS EXPRESSLY DISCLAIM AND NEGATE, AND THE BUYER HEREBY WAIVES, AS TO PERSONAL PROPERTY, EQUIPMENT AND FIXTURES CONSTITUTING A PART OF THE ASSETS OWNED OR OPERATED BY THE CORPORATIONS,

(A)                               ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY;

(B)                               ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE;

(C)                               ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LEGAL REQUIREMENTS.

THE SELLERS AND THE BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LEGAL REQUIREMENTS TO BE EFFECTIVE, THE DISCLAIMERS OF THE WARRANTIES CONTAINED IN THIS SECTION ARE CONSPICUOUS.

Section 8.9                                   Exclusive Remedy.

Except in respect of (i) the right to injunctive relief under Section 10.4 below or (ii) any claims based on fraud involving a knowing and intentional misrepresentation of a material fact:  (a) the indemnities provided for in this Article VIII shall be the sole and exclusive remedy of any person after the Closing with respect to, matters arising out of, or resulting from this Agreement (including for any inaccuracy of any representation or warranty or any failure or breach of any covenant, obligation, condition or agreement contained in this Agreement whether such action is brought in tort, contract or otherwise); (b) Each Party covenants and agrees that following the Closing it shall not seek or assert any other remedy hereunder; and (c) Each Party specifically waives and releases the other Parties from any liability and any rights it might otherwise have pursuant to law except as provided for in this Article VIII.  Any claims by a Party for a Breach by another Party of such second Party’s obligations under Section 2.4 above shall not be subject to the limitations set forth in this Article VIII.

Section 8.10                            Mitigation of Damages and Minimization of Claims.

The Buyer and the Sellers agree to use all reasonable commercial efforts to:  (a) resolve all Third Party Claims and Direct Claims for which indemnification is sought under this Article VIII on the lowest cost basis that complies with the requirements of Applicable Laws; and (b) mitigate the costs and expenses as well as any Adverse Consequences arising out of any Third Party Claim or Direct Claim.

ARTICLE IX.
TERMINATION

Section 9.1                                   Termination of Agreement.

Certain of the Parties may terminate this Agreement as provided below:

(a)                                 the Buyer and SCF may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b)                                 the Buyer terminate this Agreement by giving written notice to the Sellers on or before the 30th day following the date of this Agreement if the Buyer is not satisfied with the results of its continuing business, legal and accounting due diligence regarding the Corporations;

(c)                                  the Buyer may terminate this Agreement by giving written notice to the Sellers at any time prior to the Closing (A) in the event any of the Sellers has Breached any representation, warranty or covenant contained in this Agreement in any material respect, the Buyer has notified the Sellers of the Breach, and the Breach has continued without cure for a period of 15 days after the notice of Breach or (B) if the Closing shall not have occurred on or before the day that is 90 days following the date of this Agreement (unless the failure results primarily from the Buyer itself breaching any covenant contained in this Agreement (except a breach of a covenant of the Buyer which arises from or in connection with a Breach of a representation or warranty of the Buyer)), except as such Closing may be delayed pursuant to Section 5.4 (for up to nine days); and

(d)                                 SCF may terminate this Agreement by giving written notice to the Buyer any time prior to the Closing (i) in the event the Buyer has Breached any representation, warranty, or covenant contained in this Agreement in any material respect, SCF has notified the Buyer of the Breach, and the Breach has continued without cure for a period of 15 days after the notice of Breach, or (ii) if the Closing shall not have occurred on or before day that is 90 days following the date of this Agreement (unless the failure results primarily from any of the Sellers themselves breaching any covenant contained in this Agreement (except a breach of a covenant of one or more of the Sellers which arises from or in connection with a Breach of a representation or warranty or on or more of the Sellers)), except as such Closing may be delayed pursuant to Section 5.4 (for up to nine days).

Section 9.2                                   Effect of Termination.

If any Party terminates this Agreement pursuant to Section 9.1 above or any other provision of this Agreement, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party except that the provisions of Section 5.7, Section 10.1, Section 10.2, Section 10.8 and Section 10.14 shall survive termination of this Agreement.

ARTICLE X.
MISCELLANEOUS

Section 10.1                            Press Releases and Public Announcements.

No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement  without the prior written approval of the Buyer and SCF; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its commercially reasonable best efforts to advise the other Parties prior to making the disclosure).  These obligations shall not apply to: (a) SCF’s notification of its limited partners of the completion of Closing in a fashion consistent with its past practice; and (b) disclosure made in the marketing materials of the advisors of the Buyer and the Sellers that discloses only the identity of Trace, the identity of the Buyer, the date of the sale and the participation of the advisor in the transaction.

Section 10.2                            No Third-Party Beneficiaries.

This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

Section 10.3                            Entire Agreement.

This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

Section 10.4                            Succession and Assignment.

This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer shall nonetheless remain responsible for the performance of all of its obligations hereunder).

Section 10.5                            Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

Section 10.6                            Headings.

The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.7                            Notices.

All notices, requests, demands, claims, and other communications hereunder will be in writing.  Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by, registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

Notices to Buyer:

Geokinetics Inc.

One Riverway, Suite 2100

Houston, Texas 77056

Attention:                                David A. Johnson

Phone:                                                 (713) 782-1234

Facsimile:                                (713) 850-7330

with a copy to:

Chamberlain, Hrdlicka, White, Williams & Martin

1200 Smith Street

Suite 1400

Houston, Texas  77002

Attention: James J. Spring, III

Phone:                                                (713) 658-1818

Facsimile:                               (713) 658-2553

Notices to the SCF:

SCF –III, L.P.

600 Travis Street, Suite 6600

Houston, Texas  77002

Attention: Adam Zylman

Phone:                                                (713) 227-7888

Facsimile:                               (713) 227-7850

with a copy to:

Bennett Jones LLP

4500, 855 2nd Street SW

Calgary, AB T2P 4K7

Attention: Chip Johnston

Phone:                                                (403) 298-3020

Facsimile:                               (403) 265-7219

And

Vinson & Elkins LLP

2300 First City Tower

1001 Fannin Street

Houston, TX 77002-6760

USA

Attention: Scott Wulfe

Phone:                                                (713) 758-2750

Facsimile:                               (713) 615-5637

Notices to James White:

James White

302 Cove Creek Lane

Houston, Texas  77002

Phone:                                                (713) 435-0800

Facsimile:                               (713) 435-0804

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any, other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient.  Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

Section 10.8                            Governing Law.

This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

Section 10.9                            Amendments and Waivers.

No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Sellers.  No waiver by any Party of any default, misrepresentation, or Breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any, prior or subsequent default, misrepresentation, or Breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 10.10                     Severability.

Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability, of the offending term or provision in any other situation or in any other jurisdiction.

Section 10.11                     Expenses.

Except as otherwise provided herein, each of the Parties will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.  The Parties acknowledge that Trace has borne all of the Seller’s costs and expenses (including legal fees) in connection with this Agreement and any of the transactions contemplated hereby and that Trace (and no other Party) shall pay the Transaction Costs, Option Costs and I/O Option Costs (if any) at Closing.

Section 10.12                     Construction.

The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word “including” shall mean including without limitation.  The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance.  If any Party has Breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not Breached shall not detract from or mitigate the fact that the Party is in Breach of the first representation, warranty, or covenant.  Matters disclosed by the Sellers in any exhibit or schedule to this Agreement shall be deemed disclosed as to all portions of this Agreement and shall qualify all such portions of the Agreement, without being restricted to the express provisions that they are identified as excepting.  Any waiver or consent may be given subject to satisfaction of conditions stated therein and any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 10.13                     Incorporation of Exhibits and Schedules.

The Exhibits and Schedules identified in this Agreement (including notices given pursuant to Section 5.4) are incorporated herein by reference and made a part hereof.

Section 10.14                     Submission to Jurisdiction.

Each of the Parties submits to the jurisdiction of any state or federal court sitting in Harris County, Texas, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.  Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto.  Any Party may make service on any other Party by sending or delivering a copy of the process  to the Party to be served at the address and in the manner provided for the giving of notices in Section 10.7 above.  Nothing in this Section 10.14, however, shall affect the right of any Party to bring any action or proceeding arising out of or relating to this Agreement in any other court or to serve legal process in any other manner permitted by law or at equity.  Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

*****

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.

GEOKINETICS INC.

By:	/s/ David A. Johnson
Name:	David A. Johnson
Title:	President

SCF-III, L.P., by its general partner SCF-II, L.P., by its general partner L.E. Simmons & Associates Incorporated,

By:	/s/ Adam Zylman
Name:	Adam Zylman
Title:	Vice President

JAMES WHITE

/s/ James White